Jason Duffy
Vice President

Insurance & Risk Management
FMR LLC
200 Seaport Blvd., ZW9C, Boston, MA, 02210
Phone: 617-563-9480; Fax: 617-385-0811
jason.duffy@fmr.com

Fidelity INVESTMENTS

April 6, 2016

U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20543

RE: Fidelity Investments Mutual Funds (FMR LLC)
Rule 17g Compliance Filing
Fidelity Bond Coverage Period: July 1, 2015 – July 1, 2016

To Whom It May Concern:

We submit the following lead bond policy on behalf of Fidelity Investments Mutual Funds:

National Union Fire Insurance Company Policy No: 01-421-08-60
Participation: $15M lead policy

In addition to the bond policies, we submit the following on behalf of Fidelity Investments Mutual Funds:

- Resolution of a majority of the Independent Trustees approving the amount, type, form and coverage of the bond at meetings of the Boards of Trustees held June and July 2015
- Statement showing the amount of the single insured bond which the individual trusts would have to maintain if they were not named as insureds under a joint insured bond
- Statement as to the period for which premiums have been paid
- Copy of the Fidelity Bond Insurance Recovery Agreement
- Copy of the bond insurance policy

Sincerely,

Jason R. Duffy

Enc.

Joint Insured Statement

I, Jason Duffy, under authority of the Fidelity Investments mutual funds, do hereby attest that the following statement is true and accurate:

The amount of the single insured bond which each trust would have to maintain if they were not named as insureds under a joint insured bond is reflected in the attached report entitled, "FIDELITY 17g CALCULATION (as of 12/31/2015)"

Jason Duffy
Vice President, Insurance & Risk Management
FMR LLC

4.6.2016
Date

Premium Payment Statement

I, Jason Duffy, Vice President, Insurance & Risk Management, do hereby attest that the following statement is true and accurate:

The Investment Company Bond coverage for the mutual funds is effective and premiums have been paid for the period July 1, 2015 – July 1, 2016.

Jason Duffy
Vice President, Insurance & Risk Management
FMR LLC

4-6-2016
Date

Board Resolution

(Excerpt from minutes of the July 16, 2015 Board of Trustees meeting)

FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

Upon motion duly made and seconded, and by vote of the full Board, including a majority of those Trustees who are not "interested persons" of the Fund as defined in the Investment Company Act of 1940, as amended ("1940 Act"), and, in the case of votes relating to Rule 12b-1 Plans, who have no direct or indirect financial interest in the operations of such Plans or in any agreements related to such Plans, the following votes were unanimously approved by the Board:

VOTED: That each Fund's joint participation in a fidelity bond required by Rule 17g-1 under the 1940 Act (the "Fidelity Bond") for the period July 1, 2015 through June 30, 2016, as detailed in the May 5, 2015 Board memorandum and as supplemented by the July 7, 2015 Board memorandum, be, and it hereby is, ratified, confirmed and approved, it having been determined by the full Board and the Independent Trustees that such Fidelity Bond is reasonable in form and amount, having taking into consideration factors deemed relevant, including, among others, the value of the aggregate assets of each Fund to which any covered person may have access, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities in each Fund's portfolio.

FURTHER VOTED: That the portion of the total premium to be paid by each Fund for the Fidelity Bond be, and it hereby is, ratified and approved, the full Board and the Independent Trustees having considered factors deemed relevant, including, among others, the number of other parties named as insured, the nature of the business activities of such other parties, the amount of the Fidelity Bond, the amount of the premium for such Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each Fund is less than the premium it would have to pay if it provided and maintained a single insured bond.

FURTHER VOTED: That Jason Duffy and any additional party the Funds' Treasurer should designate be, and they hereby are, designated as the individuals responsible for making all necessary filings and giving notices with respect to said Fidelity Bond required by Paragraph (g) of Rule 17g-1 under the 1940 Act.

FURTHER VOTED: That each Fund's joint participation in, and the terms and costs of, a directors and officers/errors and omissions joint liability insurance policy and an "excess" Independent Trustee management liability policy (together, the "E&O/D&O Policy") for the period July 1, 2015 through June 30, 2016, as detailed in the May 5, 2015 Board memorandum and as supplemented by the July 7, 2015 Board memorandum, be, and

they hereby are, ratified, confirmed and approved, it having been determined by the full Board and the Independent Trustees that the Fund's participation in the E&O/D&O Policy is in the best interests of each Fund and that the allocation of the premium to each Fund is fair and reasonable, based upon the proportionate share of the sum of the premiums that would have been paid if such E&O/D&O Policy were purchased separately.

FURTHER VOTED: That the portion of the total premium to be paid by each Fund for the E&O/D&O Policy be, and it hereby is, approved.

FURTHER VOTED: That Jason Duffy and any additional party the Funds' Treasurer should designate be, and they hereby are, authorized and directed to execute and deliver such documents and to take such actions in the name of the Fund, or on its behalf, as they may determine to be necessary or desirable in connection with the furtherance of the foregoing resolutions.

Board Resolution

(Excerpt from minutes of the June 17, 2015 Board of Trustees meeting)

FIDELITY EQUITY AND HIGH INCOME FUNDS

Upon motion duly made and seconded, and by vote of the full Board, including a majority of those Trustees who are not "interested persons" of the Fund as defined in the Investment Company Act of 1940, as amended ("1940 Act"), and, in the case of votes relating to Rule 12b-1 Plans, who have no direct or indirect financial interest in the operations of such Plans or in any agreements related to such Plans, the following votes were unanimously approved by the Board:

VOTED: That the Fund's joint participation in a fidelity bond required by Rule 17g-1 under the 1940 Act (the "Fidelity Bond") for the period July 1, 2015 through June 30, 2016, as detailed in the June 9, 2015 Board memorandum and as supplemented by the presentation of final terms to the Board on June 17, 2015, be, and it hereby is, approved, the full Board and the Independent Trustees having determined such Fidelity Bond to be reasonable in form and amount, taking into consideration factors deemed relevant, including, among others, the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities in the Fund's portfolio; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said Fidelity Bond coverage, subject to review of the form by counsel to the Fund and counsel to the Independent Trustees.

FURTHER VOTED: That the portion of the total premium to be paid by the Fund for the Fidelity Bond be, and it hereby is, approved, the full Board and the Independent Trustees having considered factors deemed relevant, including, among others, the number of other parties named as insured, the nature of the business activities of such other parties, the amount of the Fidelity Bond, the amount of the premium for such Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium it would have had to pay if it had provided and maintained a single insured bond.

FURTHER VOTED: That Jason Duffy and any additional party the Fund's Treasurer should designate be, and they hereby are, designated as the individuals responsible for making all necessary filings and giving notices with respect to said Fidelity Bond required by Paragraph (g) of Rule 17g-1 under the 1940 Act.

FURTHER
VOTED: That the Fund's joint participation in, and the terms and costs of, a directors and officers/errors and omissions joint liability insurance policy and an "excess" Independent Trustee management liability policy (together, the "E&O/D&O Policy") for the period July 1, 2015 through June 30, 2016, as detailed in the June 9, 2015 Board memorandum and as supplemented by the presentation of final terms to the Board on June 17, 2015, be, and they hereby are, approved, it having been determined by the full Board and the Independent Trustees that the Fund's participation in the E&O/D&O Policy is in the best interests of the Fund and that the premium to be allocated to the Fund, based upon the proportionate share of the sum of the premiums that would have been paid if such E&O/D&O Policy were purchased separately, is fair and reasonable to the Fund; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said E&O/D&O Policy established under the insurance program, subject to review of the form of policy by counsel to the Fund and counsel to the Independent Trustees.

FURTHER
VOTED: That the portion of the total premium to be paid by the Fund for the E&O/D&O Policy be, and it hereby is, approved.

FURTHER
VOTED: That Jason Duffy and any additional party the Fund's Treasurer should designate be, and they hereby are, authorized and directed to execute and deliver such documents and to take such actions in the name of the Fund, or on its behalf, as they may determine to be necessary or desirable in connection with the furtherance of the foregoing resolutions.

FIDELITY BOND INSURANCE RECOVERY AGREEMENT

This Fidelity Bond Insurance Recovery Allocation Agreement, dated 4-2-07 (the "Agreement"), by each "Fund" as defined in the Policies referred to below (the "Fund Insureds"), and any past, present or future duly elected or appointed director, officer, trustee (other than a bankruptcy or liquidator's trustee), observer, governor, management committee member, member of a Board of Managers or a management board, or members of a Board of Directors, or, if operating outside the United States, any past, present and future person in a duly elected or appointed position that is equivalent to a position listed above (collectively, the "Executives").

WITNESSETH:

WHEREAS, the Fund Insureds and the Executives are and will be named as joint insureds on one or more insurance policies that provide combined coverage for (i) professional liability: (ii) directors & officers liability and (iii) fidelity bond ("Bond") ((i), (ii) and (iii) (collectively referred to herein as the "Policies);

WHEREAS, Rule 17g-1 under the 1940 Act ("Rule 17g-1") requires that in the case of a joint Bond there shall be an agreement among all insureds to the effect that in the event recovery is received under such a Bond as a result of a loss sustained by a registered management investment company and one or more other insureds, the registered management investment company shall receive an equitable and proportionate share of the recovery, at least equal to the amount which it would have received had it provided and maintained a single insured Bond with the minimum coverage required by Rule 17g-1(d)(1);

NOW, THEREFORE, the parties agree, subject to the terms and conditions of the Policies, as follows:

1. Allocation of Recovery of Bond Claims Among Fund Insureds.

(a) Each individual Fund Insured (series or separate portfolios of a Fund Insured shall be treated as if it were an individual Fund Insured) shall initially receive not less than the lesser of an amount of the recovery equal to the amount of the minimum amount of Bond coverage each individual Fund Insured would have been required to maintain as of the date any such loss is sustained under a single insurance Bond as required by Rule 17g-1(d)(1) or the amount of the actual losses of each individual Fund Insured.

(b) Each individual Fund Insured seeking recovery amounts from the Insurer(s) in excess of the minimum amount of Bond coverage it would have been required to maintain as of the date any such loss is sustained under a single Bond as required by Rule 17g-1(d)(1) shall recover such excess amounts in full as long as the

retaining aggregate policy limit is sufficient to provide all other Fund Insureds with the minimum amount of Bond coverage as required by Rule 17g-1(d)(1). If multiple Fund Insureds seek recovery amounts from the insurer(s) in excess of their respective minimum coverages, as required by Rule 17g-1(d)(1), and the remaining aggregate Bond limit is not sufficient to pay all such amounts in full, such Fund Insureds shall share in any remaining amount of available aggregate Bond limit on the basis of the minimum amount of insurance coverage that each individual Fund Insured would have been required to maintain as of the date any such loss is sustained as required by Rule 17g-1(d)(1) as a percentage of the total amount of minimum insurance coverage required by Rule 17g-1(d)(1) for all Fund Insureds seeking claim recovery amounts in excess of the minimum amount of insurance coverage required pursuant to Rule 17g-1(d)(1), provided, of course, that no Fund Insured recovers more than its actual losses.

(c) The allocation of recovery among Fund Insureds shall be subject to the requirements of Rule 17g 1, including maintaining the minimum amount of insurance coverage for each individual Fund Insured.

2. Notice. Notice is hereby given that the obligations of this Agreement are not binding upon any such Executive or shareholder individually, but are binding only upon the assets and the property of each Insured Fund's respective portfolios.

3. Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto, with respect to the subject matter hereof, and accordingly, supercedes, as of the date of this Agreement, any other agreement heretofore in effect among the parties.

4. In all instances this agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, in each case without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered 4-3-04.

Fund Insureds

By: [signature]
Title: Treasurer

21590693v2

FIDELITY 17g CALCULATION (as of 12/31/2015)

Trust	Fund Name	Month End Net Assets	Board	Bond Amour
Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class A	$490,839,698	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class B	$6,315,627	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class C	$340,698,012	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class I	$317,914,425	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class T	$1,011,588,350	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class Z	$39,726,902	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class A	$348,221,820	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class B	$5,971,485	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class C	$162,743,215	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class I	$122,668,377	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class T	$364,765,735	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class Z	$8,551,747	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class A	$889,630,353	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class B	$9,988,568	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class C	$185,527,006	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class I	$464,133,081	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class T	$1,292,305,287	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class Z	$31,697,535	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class A	$666,287,976	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class B	$9,206,357	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class C	$182,197,910	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class I	$418,369,138	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class T	$787,552,836	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class Z	$13,972,611	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class A	$66,403,350	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class B	$1,670,733	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class C	$28,943,865	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class I	$25,504,507	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class T	$33,521,314	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund: Class A	$772,277,091	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund: Class B	$10,149,799	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund: Class C	$619,500,830	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund: Class I	$2,178,021,278	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund: Class T	$179,711,104	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class A	$235,502,439	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class B	$4,300,202	Greenbook Equity	

Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class C	$76,146,431	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class I	$35,372,315	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class T	$173,190,731	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class A	$655,268,529	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class B	$5,250,672	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class C	$234,361,498	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class I	$1,021,675,497	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class T	$1,428,156,261	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class Z	$6,132,213	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class A	$590,715,720	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class B	$4,565,001	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class C	$156,844,544	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class I	$708,829,983	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class T	$407,040,450	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class A	$212,766,762	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class B	$5,275,886	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class C	$86,597,495	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class I	$353,575,981	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class T	$73,936,466	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class A	$449,802,970	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class B	$4,430,580	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class C	$173,212,558	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class I	$465,948,460	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class T	$172,344,361	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund: Class A	$1,313,270,887	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund: Class B	$14,798,655	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund: Class C	$505,431,616	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund: Class I	$1,163,114,854	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund: Class T	$751,900,829	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund: Class Z	$33,427,055	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class A	$829,741,200	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class B	$12,692,582	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class C	$252,234,706	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class I	$1,225,090,530	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class T	$384,237,072	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class Z	$25,707,471	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Series Equity Growth Fund	$952,561,295	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Series Growth Opportunities Fund	$623,552,596	Greenbook Equity
Fidelity Advisor Series I	Fidelity Advisor Series Small Cap Fund	$463,420,491	Greenbook Equity

Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class A	$994,383,158	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class B	$19,427,071	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class C	$300,454,492	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class I	$651,253,324	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class T	$843,712,010	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class Z	$39,206,140	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Stock Selector Mid Cap Fund: Class A	$569,603,356	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Stock Selector Mid Cap Fund: Class B	$8,732,538	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Stock Selector Mid Cap Fund: Class C	$148,403,735	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Stock Selector Mid Cap Fund: Class I	$476,306,356	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Stock Selector Mid Cap Fund: Class T	$650,104,173	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class A	$47,405,878	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class B	$823,002	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class C	$15,791,071	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class I	$11,170,339	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class T	$16,158,463	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class A	$205,692,594	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class B	$3,533,877	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class C	$46,963,392	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class I	$62,027,033	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class T	$279,596,741	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Floating Rate High Income Fund: Retail Class	$5,747,323,255	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Real Estate High Income Fund	$1,037,715,524	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Stock Selector Mid Cap Fund	$469,375,854	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Value Strategies Fund	$746,110,616	Greenbook Equity	
Fidelity Advisor Series I	Fidelity Value Strategies Fund: Class K	$70,460,589	Greenbook Equity	
Fidelity Advisor Series I Total		$41,840,738,347		$2,500,000
Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class A	$656,796,523	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class B	$10,046,401	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class C	$243,793,556	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class I	$768,338,848	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class T	$263,382,416	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class Z	$87,755,177	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class A	$115,670,469	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class B	$3,226,241	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class C	$47,227,317	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class I	$45,853,414	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class T	$35,674,540	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class A	$107,679,080	Greenbook Equity	

Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class B	$2,823,181	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class C	$43,707,985	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class I	$204,252,817	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class T	$41,432,786	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class Z	$5,774,682	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund: Class A	$237,540,797	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund: Class B	$3,700,268	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund: Class C	$98,644,289	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund: Class I	$2,725,640,148	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund: Class T	$77,816,273	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund: Class A	$40,930,150	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund: Class B	$830,456	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund: Class C	$21,138,038	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund: Class I	$58,064,995	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund: Class T	$24,118,861	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Global Equity Income Fund - Class A	$4,882,264	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Global Equity Income Fund - Class C	$3,334,126	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Global Equity Income Fund - Class I	$1,756,186	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Global Equity Income Fund - Class T	$2,518,900	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation Fund: Cla:	$88,960,655	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation Fund: Cla:	$908,103	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation Fund: Cla:	$37,111,178	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation Fund: Cla:	$81,273,841	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation Fund: Cla:	$60,836,185	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class A	$76,328,061	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class B	$1,417,643	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class C	$18,345,584	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class I	$297,897,558	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class T	$276,957,208	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class A	$17,451,776	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class B	$206,620	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class C	$5,597,912	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class I	$2,809,315	Greenbook Equity	
Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class T	$7,050,578	Greenbook Equity	
Fidelity Advisor Series VIII Total		$6,957,503,401		$2,500,000
Fidelity Capital Trust	Fidelity Advisor Stock Selector All Cap Fund: Class A	$203,585,222	Greenbook Equity	
Fidelity Capital Trust	Fidelity Advisor Stock Selector All Cap Fund: Class B	$4,587,297	Greenbook Equity	
Fidelity Capital Trust	Fidelity Advisor Stock Selector All Cap Fund: Class C	$66,075,833	Greenbook Equity	
Fidelity Capital Trust	Fidelity Advisor Stock Selector All Cap Fund: Class I	$306,901,447	Greenbook Equity	

Fidelity Capital Trust	Fidelity Advisor Stock Selector All Cap Fund: Class T	$121,890,157	Greenbook Equity	
Fidelity Capital Trust	Fidelity Advisor Stock Selector All Cap Fund: Class Z	$5,509,397	Greenbook Equity	
Fidelity Capital Trust	Fidelity Advisor Stock Selector Small Cap Fund: Class A	$11,266,100	Greenbook Equity	
Fidelity Capital Trust	Fidelity Advisor Stock Selector Small Cap Fund: Class B	$153,954	Greenbook Equity	
Fidelity Capital Trust	Fidelity Advisor Stock Selector Small Cap Fund: Class C	$3,992,421	Greenbook Equity	
Fidelity Capital Trust	Fidelity Advisor Stock Selector Small Cap Fund: Class I	$44,284,275	Greenbook Equity	
Fidelity Capital Trust	Fidelity Advisor Stock Selector Small Cap Fund: Class T	$2,783,284	Greenbook Equity	
Fidelity Capital Trust	Fidelity Capital Appreciation Fund	$5,659,370,423	Greenbook Equity	
Fidelity Capital Trust	Fidelity Capital Appreciation Fund: Class K	$2,427,583,893	Greenbook Equity	
Fidelity Capital Trust	Fidelity Disciplined Equity Fund	$1,365,673,453	Greenbook Equity	
Fidelity Capital Trust	Fidelity Disciplined Equity Fund: Class K	$123,129,278	Greenbook Equity	
Fidelity Capital Trust	Fidelity Focused Stock Fund	$1,833,029,581	Greenbook Equity	
Fidelity Capital Trust	Fidelity Stock Selector All Cap Fund	$5,300,854,967	Greenbook Equity	
Fidelity Capital Trust	Fidelity Stock Selector All Cap Fund: Class K	$79,379,860	Greenbook Equity	
Fidelity Capital Trust	Fidelity Stock Selector Small Cap Fund	$1,369,552,607	Greenbook Equity	
Fidelity Capital Trust	Fidelity Value Fund	$6,970,260,534	Greenbook Equity	
Fidelity Capital Trust	Fidelity Value Fund: Class K	$1,313,983,756	Greenbook Equity	
Fidelity Capital Trust Total		$27,213,847,739		$2,500,000
Fidelity Central Investment Portfolios LLC	Fidelity Consumer Discretionary Central Fund	$1,572,623,485	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Consumer Staples Central Fund	$1,208,443,971	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Emerging Markets Equity Central Fund	$346,535,059	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Energy Central Fund	$850,341,504	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Financials Central Fund	$2,459,599,478	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Floating Rate Central Fund	$1,452,299,702	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Health Care Central Fund	$1,915,300,433	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity High Income Central Fund 1	$1,087,397,578	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity High Income Central Fund 2	$740,518,543	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Industrials Central Fund	$1,293,512,792	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Information Technology Central Fund	$2,855,809,439	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity International Equity Central Fund	$2,196,018,474	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Materials Central Fund	$385,952,420	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Real Estate Equity Central Fund	$268,791,789	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Specialized High Income Central Fund	$799,206,152	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Telecom Services Central Fund	$296,880,944	Greenbook Equity	
Fidelity Central Investment Portfolios LLC	Fidelity Utilities Central Fund	$414,613,814	Greenbook Equity	
Fidelity Central Investment Portfolios LLC Total		$20,143,845,577		$2,500,000
Fidelity Commonwealth Trust	Fidelity Advisor Event Driven Opportunities Fund: Class A	$2,524,695	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Advisor Event Driven Opportunities Fund: Class C	$1,280,553	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Advisor Event Driven Opportunities Fund: Class I	$3,031,669	Greenbook Equity	

Fidelity Commonwealth Trust	Fidelity Advisor Event Driven Opportunities Fund: Class T	$1,080,668	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Event Driven Opportunities Fund	$202,838,465	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Large Cap Stock Fund	$2,734,179,223	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Mid-Cap Stock Fund	$5,088,772,554	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Mid-Cap Stock Fund: Class K	$2,143,175,795	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity NASDAQ Composite Index Fund	$2,095,375,313	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity NASDAQ Composite Index Tracking Stock	$668,087,536	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Series 100 Index Fund	$1,636,362,733	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Series 100 Index Fund: Class F	$1,686,845,788	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Series Small Cap Discovery Fund	$596,720,205	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Series Small Cap Discovery Fund: Class F	$908,152,290	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Small Cap Discovery Fund	$5,240,882,723	Greenbook Equity	
Fidelity Commonwealth Trust	Fidelity Small Cap Stock Fund	$2,032,773,430	Greenbook Equity	
Fidelity Commonwealth Trust Total		$25,042,083,640		$2,500,000
Fidelity Concord Street Trust	Spartan 500 Index Fund: Fidelity Advantage Class	$51,042,090,040	Greenbook Equity	
Fidelity Concord Street Trust	Spartan 500 Index Fund: Fidelity Advantage Institutional Cla:	$6,610,023,482	Greenbook Equity	
Fidelity Concord Street Trust	Spartan 500 Index Fund: Institutional Class	$25,423,420,039	Greenbook Equity	
Fidelity Concord Street Trust	Spartan 500 Index Fund: Investor Class	$7,603,713,754	Greenbook Equity	
Fidelity Concord Street Trust	Spartan Extended Market Index Fund: Fidelity Advantage Cl:	$13,196,022,570	Greenbook Equity	
Fidelity Concord Street Trust	Spartan Extended Market Index Fund: Fidelity Advantage In:	$1,163,914,948	Greenbook Equity	
Fidelity Concord Street Trust	Spartan Extended Market Index Fund: Investor Class	$1,490,727,537	Greenbook Equity	
Fidelity Concord Street Trust	Spartan International Index Fund: Fidelity Advantage Class	$8,382,176,375	Greenbook Equity	
Fidelity Concord Street Trust	Spartan International Index Fund: Fidelity Advantage Institut	$2,116,223,552	Greenbook Equity	
Fidelity Concord Street Trust	Spartan International Index Fund: Institutional Class	$1,786,093,962	Greenbook Equity	
Fidelity Concord Street Trust	Spartan International Index Fund: Investor Class	$2,829,052,475	Greenbook Equity	
Fidelity Concord Street Trust	Spartan Total Market Index Fund: Class F	$6,796,525,340	Greenbook Equity	
Fidelity Concord Street Trust	Spartan Total Market Index Fund: Fidelity Advantage Class	$19,716,188,763	Greenbook Equity	
Fidelity Concord Street Trust	Spartan Total Market Index Fund: Fidelity Advantage Institut	$850,456,484	Greenbook Equity	
Fidelity Concord Street Trust	Spartan Total Market Index Fund: Institutional Class	$1,268,344,532	Greenbook Equity	
Fidelity Concord Street Trust	Spartan Total Market Index Fund: Investor Class	$1,998,364,126	Greenbook Equity	
Fidelity Concord Street Trust Total		$152,273,337,979		$2,500,000
Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class A	$7,937,369,803	Greenbook Equity	
Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class B	$107,936,585	Greenbook Equity	
Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class C	$3,842,166,165	Greenbook Equity	
Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class I	$12,334,277,181	Greenbook Equity	
Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class T	$2,073,744,513	Greenbook Equity	
Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class Z	$435,351,230	Greenbook Equity	
Fidelity Contrafund	Fidelity Advisor Series Opportunistic Insights Fund	$876,504,934	Greenbook Equity	
Fidelity Contrafund	Fidelity Contrafund	$77,869,070,379	Greenbook Equity	

Fidelity Contrafund	Fidelity Contrafund: Class K	$31,759,809,446	Greenbook Equity	
Fidelity Contrafund	Fidelity Series Opportunistic Insights Fund	$2,348,991,080	Greenbook Equity	
Fidelity Contrafund	Fidelity Series Opportunistic Insights Fund: Class F	$3,555,704,833	Greenbook Equity	
Fidelity Contrafund Total		$143,140,926,149		$2,500,000
Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class A	$363,182,775	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class B	$85,585	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class C	$2,014,213	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class I	$1,681,149	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class O	$2,370,775,709	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class T	$2,171,976	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class A	$219,466,747	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class B	$442,225	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class C	$23,196,732	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class I	$43,937,638	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class O	$1,447,398,617	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class T	$30,800,720	Greenbook Equity	
Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class Z	$77,917	Greenbook Equity	
Fidelity Destiny Portfolios Total		$4,505,232,003		$2,500,000
Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class A	$297,188,097	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class B	$1,320,360	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class C	$141,072,932	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class I	$281,964,228	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class T	$49,704,318	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Advisor Series Equity-Income Fund	$1,703,585,529	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Advisor Series Stock Selector Large Cap Value Fund	$1,129,646,282	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Advisor Stock Selector Large Cap Value Fund: Class A	$25,330,008	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Advisor Stock Selector Large Cap Value Fund: Class B	$806,917	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Advisor Stock Selector Large Cap Value Fund: Class C	$17,537,333	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Advisor Stock Selector Large Cap Value Fund: Class I	$7,337,022	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Advisor Stock Selector Large Cap Value Fund: Class T	$10,139,625	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Equity-Income Fund	$6,078,104,719	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Equity-Income Fund: Class K	$1,759,304,495	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Mid Cap Value Fund	$2,646,041,921	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Series All-Sector Equity Fund	$4,730,588,124	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Series All-Sector Equity Fund: Class F	$5,454,061,350	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Series Equity-Income Fund	$4,731,703,753	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Series Equity-Income Fund: Class F	$7,159,325,290	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Series Stock Selector Large Cap Value Fund	$3,050,909,258	Greenbook Equity	
Fidelity Devonshire Trust	Fidelity Series Stock Selector Large Cap Value Fund: Class F	$4,636,882,477	Greenbook Equity	

Fidelity Devonshire Trust	Fidelity Stock Selector Large Cap Value Fund	$685,811,764	Greenbook Equity	
Fidelity Devonshire Trust Total		$44,598,365,802		$2,500,000
Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class A	$50,740,436	Greenbook Equity	
Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class B	$560,814	Greenbook Equity	
Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class C	$35,665,853	Greenbook Equity	
Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class I	$95,368,042	Greenbook Equity	
Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class T	$8,535,493	Greenbook Equity	
Fidelity Financial Trust	Fidelity Convertible Securities Fund	$1,704,823,698	Greenbook Equity	
Fidelity Financial Trust	Fidelity Equity Dividend Income Fund	$4,697,042,590	Greenbook Equity	
Fidelity Financial Trust	Fidelity Equity Dividend Income Fund: Class K	$268,690,117	Greenbook Equity	
Fidelity Financial Trust	Fidelity Independence Fund	$3,800,984,254	Greenbook Equity	
Fidelity Financial Trust	Fidelity Independence Fund: Class K	$480,944,095	Greenbook Equity	
Fidelity Financial Trust Total		$11,143,355,392		$2,500,000
Fidelity Hanover Street Trust	Fidelity Emerging Markets Debt Central Fund	$103,118,632	Greenbook Equity	
Fidelity Hanover Street Trust Total		$103,118,632		$525,000
Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class A	$74,442,029	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class B	$701,385	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class C	$35,405,785	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class I	$167,080,714	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class T	$23,802,212	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class Z	$2,372,055	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Advisor Series Growth & Income Fund	$1,171,196,103	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Fund	$3,916,348,090	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Fund: Class K	$960,788,952	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Growth Discovery Fund	$1,081,591,613	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Growth Discovery Fund: Class K	$195,078,579	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Mega Cap Stock Fund	$3,202,800,865	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Series Emerging Markets Debt Fund	$479,688,524	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Series Emerging Markets Debt Fund: Class F	$535,971,287	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Series Growth & Income Fund	$3,597,224,386	Greenbook Equity	
Fidelity Hastings Street Trust	Fidelity Series Growth & Income Fund - Class F	$5,466,016,658	Greenbook Equity	
Fidelity Hastings Street Trust Total		$20,910,509,237		$2,500,000
Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class A	$45,201,197	Greenbook Equity	
Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class B	$2,218,934	Greenbook Equity	
Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class C	$18,349,449	Greenbook Equity	
Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class I	$12,367,852	Greenbook Equity	
Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class T	$11,115,821	Greenbook Equity	
Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class A	$31,473,994	Greenbook Equity	
Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class B	$718,607	Greenbook Equity	

Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class C	$13,249,747	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class I	$22,384,583	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class T	$6,159,272	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East, Africa (EMEA	$4,952,531	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East, Africa (EMEA	$146,054	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East, Africa (EMEA	$3,575,757	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East, Africa (EMEA	$2,878,760	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East, Africa (EMEA	$1,723,542	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Emerging Markets Discovery Fund - Class A	$4,377,157	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Emerging Markets Discovery Fund - Class C	$1,655,788	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Emerging Markets Discovery Fund - Class I	$1,395,175	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Emerging Markets Discovery Fund - Class T	$1,954,277	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Europe Fund: Class A	$22,178,774	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Europe Fund: Class B	$492,852	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Europe Fund: Class C	$11,477,764	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Europe Fund: Class I	$6,828,095	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Europe Fund: Class T	$9,165,990	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund: Class A	$26,686,255	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund: Class B	$715,437	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund: Class C	$9,561,633	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund: Class I	$21,781,443	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund: Class T	$5,333,534	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class A	$278,101,410	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class B	$1,952,546	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class C	$34,908,237	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class I	$1,135,537,944	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class T	$42,008,787	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class Z	$30,751,043	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class A	$200,841,279	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class B	$747,670	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class C	$54,696,074	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class I	$289,337,260	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class T	$28,720,284	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class Z	$3,959,822	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class A	$29,210,112	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class B	$338,148	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class C	$11,222,764	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class I	$10,054,075	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class T	$12,428,043	Greenbook Equity

Fidelity Investment Trust	Fidelity Advisor International Small Cap Opportunities Fund:	$48,260,713	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Small Cap Opportunities Fund:	$576,435	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Small Cap Opportunities Fund:	$18,530,848	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Small Cap Opportunities Fund:	$130,929,015	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Small Cap Opportunities Fund:	$14,030,209	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class A	$9,006,528	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class B	$281,135	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class C	$4,405,513	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class I	$1,938,638	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class T	$4,167,749	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Japan Fund: Class A	$28,719,206	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Japan Fund: Class B	$247,689	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Japan Fund: Class C	$18,815,515	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Japan Fund: Class I	$8,929,667	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Japan Fund: Class T	$4,833,661	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Latin America Fund: Class A	$14,068,281	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Latin America Fund: Class B	$499,409	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Latin America Fund: Class C	$4,603,928	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Latin America Fund: Class I	$2,520,568	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Latin America Fund: Class T	$4,745,323	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Total Emerging Markets Fund - Class A	$8,760,889	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Total Emerging Markets Fund - Class C	$7,497,152	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Total Emerging Markets Fund - Class I	$5,760,692	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Total Emerging Markets Fund - Class T	$2,966,487	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund: Class A	$9,147,427	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund: Class B	$105,686	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund: Class C	$3,203,484	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund: Class I	$2,508,514	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund: Class T	$13,786,289	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class A	$32,034,098	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class B	$328,858	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class C	$11,566,343	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class I	$27,343,233	Greenbook Equity
Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class T	$13,256,447	Greenbook Equity
Fidelity Investment Trust	Fidelity Canada Fund	$1,107,014,823	Greenbook Equity
Fidelity Investment Trust	Fidelity China Region Fund	$1,192,683,830	Greenbook Equity
Fidelity Investment Trust	Fidelity Diversified International Fund	$12,660,403,980	Greenbook Equity
Fidelity Investment Trust	Fidelity Diversified International Fund: Class K	$9,835,382,834	Greenbook Equity
Fidelity Investment Trust	Fidelity Emerging Asia Fund	$949,304,386	Greenbook Equity

Fidelity Investment Trust	Fidelity Emerging Europe, Middle East, Africa (EMEA) Fund	$59,305,611	Greenbook Equity	
Fidelity Investment Trust	Fidelity Emerging Markets Discovery Fund	$55,285,352	Greenbook Equity	
Fidelity Investment Trust	Fidelity Emerging Markets Fund	$2,793,430,047	Greenbook Equity	
Fidelity Investment Trust	Fidelity Emerging Markets Fund: Class K	$533,583,052	Greenbook Equity	
Fidelity Investment Trust	Fidelity Europe Fund	$1,342,494,170	Greenbook Equity	
Fidelity Investment Trust	Fidelity Global Commodity Stock Fund	$133,865,848	Greenbook Equity	
Fidelity Investment Trust	Fidelity Global Equity Income Fund	$67,981,156	Greenbook Equity	
Fidelity Investment Trust	Fidelity International Capital Appreciation Fund	$1,446,296,018	Greenbook Equity	
Fidelity Investment Trust	Fidelity International Discovery Fund	$7,170,680,580	Greenbook Equity	
Fidelity Investment Trust	Fidelity International Discovery Fund: Class K	$2,252,909,222	Greenbook Equity	
Fidelity Investment Trust	Fidelity International Growth Fund	$948,257,369	Greenbook Equity	
Fidelity Investment Trust	Fidelity International Small Cap Fund	$783,193,263	Greenbook Equity	
Fidelity Investment Trust	Fidelity International Small Cap Opportunities Fund	$870,844,156	Greenbook Equity	
Fidelity Investment Trust	Fidelity International Value Fund	$287,621,775	Greenbook Equity	
Fidelity Investment Trust	Fidelity Japan Fund	$483,634,042	Greenbook Equity	
Fidelity Investment Trust	Fidelity Japan Smaller Companies Fund	$521,889,665	Greenbook Equity	
Fidelity Investment Trust	Fidelity Latin America Fund	$427,329,836	Greenbook Equity	
Fidelity Investment Trust	Fidelity Nordic Fund	$428,308,804	Greenbook Equity	
Fidelity Investment Trust	Fidelity Overseas Fund	$4,198,960,161	Greenbook Equity	
Fidelity Investment Trust	Fidelity Overseas Fund: Class K	$705,761,026	Greenbook Equity	
Fidelity Investment Trust	Fidelity Pacific Basin Fund	$659,909,434	Greenbook Equity	
Fidelity Investment Trust	Fidelity Series Emerging Markets Fund	$5,695,188,916	Greenbook Equity	
Fidelity Investment Trust	Fidelity Series Emerging Markets Fund: Class F	$6,550,301,435	Greenbook Equity	
Fidelity Investment Trust	Fidelity Series International Growth Fund	$5,434,802,763	Greenbook Equity	
Fidelity Investment Trust	Fidelity Series International Growth Fund: Class F	$6,372,012,103	Greenbook Equity	
Fidelity Investment Trust	Fidelity Series International Small Cap Fund	$1,271,963,073	Greenbook Equity	
Fidelity Investment Trust	Fidelity Series International Small Cap Fund: Class F	$1,488,000,450	Greenbook Equity	
Fidelity Investment Trust	Fidelity Series International Value Fund	$5,423,108,470	Greenbook Equity	
Fidelity Investment Trust	Fidelity Series International Value Fund: Class F	$6,354,764,742	Greenbook Equity	
Fidelity Investment Trust	Fidelity Total Emerging Markets Fund	$40,581,774	Greenbook Equity	
Fidelity Investment Trust	Fidelity Total International Equity Fund	$303,879,578	Greenbook Equity	
Fidelity Investment Trust	Fidelity Worldwide Fund	$1,538,709,767	Greenbook Equity	
Fidelity Investment Trust Total		$95,312,954,912		$2,500,000
Fidelity Magellan Fund	Fidelity Magellan Fund	$13,467,942,669	Greenbook Equity	
Fidelity Magellan Fund	Fidelity Magellan Fund: Class K	$2,357,604,906	Greenbook Equity	
Fidelity Magellan Fund Total		$15,825,547,575		$2,500,000
Fidelity Mt. Vernon Street Trust	Fidelity Growth Company Fund	$23,245,696,088	Greenbook Equity	
Fidelity Mt. Vernon Street Trust	Fidelity Growth Company Fund: Class K	$17,489,245,707	Greenbook Equity	
Fidelity Mt. Vernon Street Trust	Fidelity Growth Strategies Fund	$2,440,509,153	Greenbook Equity	

Fidelity Mt. Vernon Street Trust	Fidelity Growth Strategies Fund: Class K	$688,090,897	Greenbook Equity	
Fidelity Mt. Vernon Street Trust	Fidelity New Millennium Fund	$3,109,010,144	Greenbook Equity	
Fidelity Mt. Vernon Street Trust	Fidelity Series Growth Company Fund	$4,550,524,429	Greenbook Equity	
Fidelity Mt. Vernon Street Trust	Fidelity Series Growth Company Fund: Class F	$6,784,070,437	Greenbook Equity	
Fidelity Mt. Vernon Street Trust Total		$58,307,146,855		$2,500,000
Fidelity Puritan Trust	Fidelity Balanced Fund	$20,333,556,071	Greenbook Equity	
Fidelity Puritan Trust	Fidelity Balanced Fund: Class K	$7,606,899,325	Greenbook Equity	
Fidelity Puritan Trust	Fidelity Low-Priced Stock Fund	$28,055,307,617	Greenbook Equity	
Fidelity Puritan Trust	Fidelity Low-Priced Stock Fund: Class K	$12,154,509,900	Greenbook Equity	
Fidelity Puritan Trust	Fidelity Puritan Fund	$19,230,053,002	Greenbook Equity	
Fidelity Puritan Trust	Fidelity Puritan Fund: Class K	$6,048,585,295	Greenbook Equity	
Fidelity Puritan Trust	Fidelity Series Intrinsic Opportunities Fund	$2,537,917,860	Greenbook Equity	
Fidelity Puritan Trust	Fidelity Series Intrinsic Opportunities Fund: Class F	$3,771,134,488	Greenbook Equity	
Fidelity Puritan Trust	Fidelity Value Discovery Fund	$1,445,236,856	Greenbook Equity	
Fidelity Puritan Trust	Fidelity Value Discovery Fund: Class K	$233,165,754	Greenbook Equity	
Fidelity Puritan Trust Total		$101,416,366,168		$2,500,000
Fidelity Securities Fund	Fidelity Advisor Real Estate Income Fund: Class A	$491,032,794	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Real Estate Income Fund: Class C	$277,544,553	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Real Estate Income Fund: Class I	$840,895,914	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Real Estate Income Fund: Class T	$55,983,614	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class A	$157,032,561	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class B	$1,681,215	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class C	$68,549,912	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class I	$137,571,767	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class T	$52,253,549	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class A	$216,947,661	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class B	$2,798,896	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class C	$58,637,493	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class I	$347,127,690	Greenbook Equity	
Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class T	$85,154,608	Greenbook Equity	
Fidelity Securities Fund	Fidelity Blue Chip Growth Fund	$15,484,068,721	Greenbook Equity	
Fidelity Securities Fund	Fidelity Blue Chip Growth Fund: Class K	$5,480,236,943	Greenbook Equity	
Fidelity Securities Fund	Fidelity Blue Chip Value Fund	$501,294,682	Greenbook Equity	
Fidelity Securities Fund	Fidelity Dividend Growth Fund	$5,966,322,949	Greenbook Equity	
Fidelity Securities Fund	Fidelity Dividend Growth Fund: Class K	$1,737,222,955	Greenbook Equity	
Fidelity Securities Fund	Fidelity Growth & Income Portfolio	$5,561,924,799	Greenbook Equity	
Fidelity Securities Fund	Fidelity Growth & Income Portfolio: Class K	$798,574,944	Greenbook Equity	
Fidelity Securities Fund	Fidelity Leveraged Company Stock Fund	$3,185,834,657	Greenbook Equity	
Fidelity Securities Fund	Fidelity Leveraged Company Stock Fund: Class K	$727,618,581	Greenbook Equity	

Fidelity Securities Fund	Fidelity OTC Portfolio	$9,980,943,797	Greenbook Equity	
Fidelity Securities Fund	Fidelity OTC Portfolio: Class K	$3,731,341,853	Greenbook Equity	
Fidelity Securities Fund	Fidelity Real Estate Income Fund	$2,501,693,952	Greenbook Equity	
Fidelity Securities Fund	Fidelity Series Blue Chip Growth Fund	$2,547,850,190	Greenbook Equity	
Fidelity Securities Fund	Fidelity Series Blue Chip Growth Fund: Class F	$3,857,310,169	Greenbook Equity	
Fidelity Securities Fund	Fidelity Series Real Estate Equity Fund	$571,912,688	Greenbook Equity	
Fidelity Securities Fund	Fidelity Series Real Estate Equity Fund: Class F	$685,354,592	Greenbook Equity	
Fidelity Securities Fund	Fidelity Series Real Estate Income Fund	$393,422,197	Greenbook Equity	
Fidelity Securities Fund	Fidelity Series Real Estate Income Fund: Class F	$438,814,105	Greenbook Equity	
Fidelity Securities Fund	Fidelity Series Small Cap Opportunities Fund	$2,425,282,311	Greenbook Equity	
Fidelity Securities Fund	Fidelity Series Small Cap Opportunities Fund: Class F	$2,826,882,246	Greenbook Equity	
Fidelity Securities Fund	Fidelity Small Cap Growth Fund	$1,541,498,913	Greenbook Equity	
Fidelity Securities Fund	Fidelity Small Cap Value Fund	$2,009,646,896	Greenbook Equity	
Fidelity Securities Fund Total		$75,748,265,367		$2,500,000
Fidelity Summer Street Trust	Fidelity Advisor Global High Income Fund: Class A	$6,066,135	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Advisor Global High Income Fund: Class C	$3,253,245	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Advisor Global High Income Fund: Class I	$2,935,306	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Advisor Global High Income Fund: Class T	$1,585,889	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Advisor Short Duration High Income Fund: Class A	$6,157,394	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Advisor Short Duration High Income Fund: Class C	$3,911,517	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Advisor Short Duration High Income Fund: Class I	$2,599,651	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Advisor Short Duration High Income Fund: Class T	$2,683,969	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Capital & Income Fund	$10,234,666,735	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Export and Multinational Fund	$1,666,481,771	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Export and Multinational Fund: Class K	$277,672,465	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Focused High Income Fund	$726,946,576	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Global High Income Fund: Retail Class	$94,307,298	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity High Income Fund	$4,162,490,136	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity New Markets Income Fund	$3,978,189,613	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Series Floating Rate High Income Fund	$196,282,568	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Series Floating Rate High Income Fund: Class F	$218,671,718	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Series High Income Fund	$2,306,677,012	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Series High Income Fund: Class F	$2,581,500,089	Greenbook Equity	
Fidelity Summer Street Trust	Fidelity Short Duration High Income Fund	$42,650,979	Greenbook Equity	
Fidelity Summer Street Trust Total		$26,515,730,066		$2,500,000
Fidelity Trend Fund	Fidelity Trend Fund	$1,474,984,349	Greenbook Equity	
Fidelity Trend Fund Total		$1,474,984,349		$1,250,000
Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Initial Class	$3,240,108,494	Greenbook Equity	
Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Investor Class	$349,713,060	Greenbook Equity	

Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Service Class	$309,692,635	Greenbook Equity	
Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Service Class 2	$1,350,113,256	Greenbook Equity	
Variable Insurance Products Fund	VIP: Growth Portfolio: Initial Class	$3,047,169,528	Greenbook Equity	
Variable Insurance Products Fund	VIP: Growth Portfolio: Investor Class	$308,510,010	Greenbook Equity	
Variable Insurance Products Fund	VIP: Growth Portfolio: Service Class	$527,208,006	Greenbook Equity	
Variable Insurance Products Fund	VIP: Growth Portfolio: Service Class 2	$957,411,265	Greenbook Equity	
Variable Insurance Products Fund	VIP: High Income Portfolio: Initial Class	$437,890,187	Greenbook Equity	
Variable Insurance Products Fund	VIP: High Income Portfolio: Investor Class	$399,689,247	Greenbook Equity	
Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class	$73,314,359	Greenbook Equity	
Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class 2	$160,567,968	Greenbook Equity	
Variable Insurance Products Fund	VIP: Overseas Portfolio: Initial Class	$758,017,360	Greenbook Equity	
Variable Insurance Products Fund	VIP: Overseas Portfolio: Investor Class R	$315,036,100	Greenbook Equity	
Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class	$138,851,287	Greenbook Equity	
Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class 2	$346,579,231	Greenbook Equity	
Variable Insurance Products Fund	VIP: Value Portfolio: Initial Class	$129,184,010	Greenbook Equity	
Variable Insurance Products Fund	VIP: Value Portfolio: Investor Class	$170,803,025	Greenbook Equity	
Variable Insurance Products Fund	VIP: Value Portfolio: Service Class	$520,102	Greenbook Equity	
Variable Insurance Products Fund	VIP: Value Portfolio: Service Class 2	$9,000,926	Greenbook Equity	
Variable Insurance Products Fund	VIP: VIP Floating Rate High Income Portfolio: Initial Class	$7,341,062	Greenbook Equity	
Variable Insurance Products Fund	VIP: VIP Floating Rate High Income Portfolio: Investor Class	$106,613,608	Greenbook Equity	
Variable Insurance Products Fund Total		$13,143,334,726		$2,500,000
Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Initial Class	$7,447,515,871	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Investor Class	$1,277,569,629	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Service Class	$1,548,876,861	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Service Class 2	$8,370,551,483	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Initial Class	$30,190,615	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Investor Class	$190,591,080	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Service Class	$311,426	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Service Class 2	$3,165,368	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Emerging Markets Portfolio: Initial Class	$112,731,562	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Emerging Markets Portfolio: Investor Class R	$76,049,420	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Emerging Markets Portfolio: Service Class	$71,723	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Emerging Markets Portfolio: Service Class 2	$8,082,221	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Index 500 Portfolio	$4,093,886,961	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Index 500 Portfolio: Service Class	$64,624,982	Greenbook Equity	
Variable Insurance Products Fund II	VIP: Index 500 Portfolio: Service Class 2	$580,094,050	Greenbook Equity	
Variable Insurance Products Fund II	VIP: International Capital Appreciation Portfolio: Initial Class	$20,169,809	Greenbook Equity	
Variable Insurance Products Fund II	VIP: International Capital Appreciation Portfolio: Investor Cl:	$165,240,570	Greenbook Equity	
Variable Insurance Products Fund II	VIP: International Capital Appreciation Portfolio: Service Cla:	$222,121	Greenbook Equity	

Variable Insurance Products Fund II	VIP: International Capital Appreciation Portfolio: Service Cla:	$3,613,367	Greenbook Equity	
Variable Insurance Products Fund II Total		$23,993,559,119		$2,500,000
Variable Insurance Products Fund III	VIP: Balanced Portfolio: Initial Class	$212,627,674	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Balanced Portfolio: Investor Class	$2,223,599,607	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Balanced Portfolio: Service Class	$4,619,011	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Balanced Portfolio: Service Class 2	$556,443,121	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Initial Class	$37,285,298	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Investor Class	$165,563,217	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Service Class	$641,512	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Service Class 2	$20,134,885	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Initial Class	$370,802,908	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Investor Class	$239,080,557	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Service Class	$116,106,821	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Service Class 2	$290,309,231	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Initial Class	$175,539,450	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Investor Class	$269,993,144	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Service Class	$114,061,169	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Service Class 2	$177,293,631	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Initial Class	$1,383,309,722	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Investor Class	$523,448,121	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Service Class	$567,054,846	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Service Class 2	$5,592,961,736	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Initial Class	$98,981,222	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Service Class	$22,960,934	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Service Class 2	$186,856,514	Greenbook Equity	
Variable Insurance Products Fund III	VIP: Value Strategies Portfolio: Investor Class	$125,991,887	Greenbook Equity	
Variable Insurance Products Fund III Total		$13,475,666,218		$2,500,000
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class A	$134,552,899	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class B	$348,145	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class C	$6,413,856	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class I	$60,805,431	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class T	$29,698,766	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class A	$346,326,394	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class B	$1,419,961	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class C	$30,956,940	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class I	$146,315,155	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class T	$95,770,872	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class A	$781,120,352	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class B	$4,007,407	Greenbook Fixed Income	

Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class C	$64,876,594	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class I	$380,430,922	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class T	$196,962,954	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class A	$1,518,791,568	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class B	$9,704,687	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class C	$106,296,537	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class I	$777,885,317	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class T	$407,723,656	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class A	$1,617,656,478	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class B	$7,083,899	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class C	$92,440,751	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class I	$852,127,013	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class T	$400,595,302	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class A	$1,480,116,448	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class B	$8,442,652	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class C	$87,205,895	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class I	$869,578,264	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class T	$431,727,102	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class A	$1,150,590,188	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class B	$5,655,563	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class C	$54,871,797	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class I	$680,072,220	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class T	$302,660,654	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class A	$1,004,360,656	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class B	$7,024,039	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class C	$73,187,485	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class I	$631,203,578	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class T	$311,780,400	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class A	$548,596,018	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class B	$1,561,432	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class C	$22,810,473	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class I	$382,795,962	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class T	$155,162,694	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class A	$375,113,397	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class B	$2,049,942	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class C	$24,275,935	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class I	$310,407,071	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class T	$124,332,556	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2055 Fund: Class A	$124,989,984	Greenbook Fixed Income

Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2055 Fund: Class C	$5,335,094	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2055 Fund: Class I	$110,662,445	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2055 Fund: Class T	$37,851,280	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2060 Fund: Class A	$6,516,869	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2060 Fund: Class C	$326,968	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2060 Fund: Class I	$4,145,703	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2060 Fund: Class T	$1,446,210	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class A	$105,233,693	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class B	$683,256	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class C	$14,974,942	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class I	$80,336,221	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class T	$53,390,783	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Four-in-One Index Fund	$4,252,488,539	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2005 Fund	$589,627,444	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2010 Fund	$4,394,404,568	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2015 Fund	$5,500,571,989	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2020 Fund	$11,909,233,480	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2025 Fund	$8,740,460,299	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2030 Fund	$10,267,008,917	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2035 Fund	$5,998,141,942	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2040 Fund	$6,453,565,154	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2045 Fund	$2,881,001,017	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2050 Fund	$2,313,997,618	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2055 Fund	$595,284,927	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom 2060 Fund	$34,647,727	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Income Fund	$2,209,590,426	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2005 Fund	$58,520,452	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2005 Fund: Class W	$17,716,495	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2010 Fund	$253,099,919	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2010 Fund: Class W	$194,327,770	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2015 Fund	$643,756,159	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2015 Fund: Class W	$251,528,614	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2020 Fund	$1,505,199,301	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2020 Fund: Class W	$1,075,081,197	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2025 Fund	$1,284,552,064	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2025 Fund: Class W	$561,157,864	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2030 Fund	$1,395,972,162	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2030 Fund: Class W	$957,675,679	Greenbook Fixed Income
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2035 Fund	$924,838,593	Greenbook Fixed Income

Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2035 Fund: Class W	$445,180,526	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2040 Fund	$922,201,967	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2040 Fund: Class W	$720,125,963	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2045 Fund	$541,188,618	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2045 Fund: Class W	$317,761,317	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2050 Fund	$470,179,991	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2050 Fund: Class W	$374,110,261	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2055 Fund	$140,836,264	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2055 Fund: Class W	$106,621,976	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2060 Fund	$11,651,762	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2060 Fund: Class W	$5,146,929	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index Income Fund	$150,664,750	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom Index Income Fund: Class W	$100,102,620	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2005 Fund	$428,722,204	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2010 Fund	$3,068,535,883	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2015 Fund	$5,810,102,699	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2020 Fund	$16,325,012,742	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2025 Fund	$12,789,958,545	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2030 Fund	$15,368,738,136	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2035 Fund	$10,009,658,822	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2040 Fund	$10,665,447,399	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2045 Fund	$6,153,686,911	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2050 Fund	$5,124,108,962	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2055 Fund	$1,246,741,665	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K 2060 Fund	$60,835,244	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust	Fidelity Freedom K Income Fund	$1,730,040,196	Greenbook Fixed Income	
Fidelity Aberdeen Street Trust Total		$186,012,600,393		$2,500,000
Fidelity Advisor Series II	Fidelity Advisor Limited Term Bond Fund: Class A	$299,701,885	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Limited Term Bond Fund: Class B	$912,918	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Limited Term Bond Fund: Class C	$91,548,528	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Limited Term Bond Fund: Class I	$432,809,617	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Limited Term Bond Fund: Class T	$191,213,978	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class A	$36,678,921	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class B	$660,425	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class C	$15,842,230	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class I	$73,464,168	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class T	$23,825,591	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class A	$394,034,836	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class B	$2,931,969	Greenbook Fixed Income	

Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class C	$121,512,808	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class I	$366,958,573	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class T	$172,096,260	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class A	$181,509,068	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class B	$1,307,988	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class C	$80,006,906	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class I	$461,681,017	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class T	$92,760,179	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class A	$3,268,129,734	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class B	$64,506,381	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class C	$1,427,997,300	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class I	$2,637,986,322	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class T	$1,005,877,024	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Limited Term Bond Fund	$782,848,795	Greenbook Fixed Income	
Fidelity Advisor Series II	Fidelity Mortgage Securities Fund	$886,217,904	Greenbook Fixed Income	
Fidelity Advisor Series II Total		$13,115,021,325		$2,500,000
Fidelity Advisor Series IV	Fidelity Limited Term Government Fund	$387,436,641	Greenbook Fixed Income	
Fidelity Advisor Series IV Total		$387,436,641		$750,000
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2005 Fund	$170,333	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2005 Fund: Class L	$104,724	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2005 Fund: Class N	$104,183	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2010 Fund	$567,099	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2010 Fund: Class L	$105,289	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2010 Fund: Class N	$104,743	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2015 Fund	$1,600,700	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2015 Fund: Class L	$105,743	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2015 Fund: Class N	$105,198	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2020 Fund	$4,223,698	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2020 Fund: Class L	$106,076	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2020 Fund: Class N	$105,528	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2025 Fund	$1,504,313	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2025 Fund: Class L	$106,697	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2025 Fund: Class N	$106,148	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2030 Fund	$1,027,548	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2030 Fund: Class L	$106,967	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2030 Fund: Class N	$106,411	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2035 Fund	$1,284,301	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2035 Fund: Class L	$107,046	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2035 Fund: Class N	$106,493	Greenbook Fixed Income	

Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2040 Fund	$683,704	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2040 Fund: Class L	$107,048	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2040 Fund: Class N	$106,498	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2045 Fund	$1,303,252	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2045 Fund: Class L	$107,036	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2045 Fund: Class N	$106,487	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2050 Fund	$969,846	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2050 Fund: Class L	$107,029	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2050 Fund: Class N	$106,477	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2055 Fund	$1,046,957	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2055 Fund: Class L	$106,997	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2055 Fund: Class N	$106,446	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2060 Fund	$255,857	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2060 Fund: Class L	$100,694	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2060 Fund: Class N	$100,340	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager Income Fund	$967,811	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager Income Fund: Class L	$103,825	Greenbook Fixed Income	
Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager Income Fund: Class N	$103,288	Greenbook Fixed Income	
Fidelity Boylston Street Trust Total		$18,348,830		$225,000
Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund: Class A	$46,255,088	Greenbook Fixed Income	
Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund: Class B	$266,794	Greenbook Fixed Income	
Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund: Class C	$24,421,436	Greenbook Fixed Income	
Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund: Class I	$48,349,945	Greenbook Fixed Income	
Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund: Class T	$7,165,870	Greenbook Fixed Income	
Fidelity California Municipal Trust	Fidelity California Limited Term Tax-Free Bond Fund	$787,502,982	Greenbook Fixed Income	
Fidelity California Municipal Trust	Fidelity California Municipal Income Fund	$1,824,897,474	Greenbook Fixed Income	
Fidelity California Municipal Trust Total		$2,738,859,589		$1,900,000
Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund	$290,759,784	Greenbook Fixed Income	
Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund: Institu	$425,476,238	Greenbook Fixed Income	
Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund: Servic	$76,619	Greenbook Fixed Income	
Fidelity California Municipal Trust II	Fidelity California Municipal Money Market Fund	$7,173,470,051	Greenbook Fixed Income	
Fidelity California Municipal Trust II Total		$7,889,782,692		$2,500,000
Fidelity Central Investment Portfolios II LLC	Fidelity Inflation-Protected Bond Index Central Fund	$658,610,060	Greenbook Fixed Income	
Fidelity Central Investment Portfolios II LLC	Fidelity Investment Grade Bond Central Fund	$7,072,681,680	Greenbook Fixed Income	
Fidelity Central Investment Portfolios II LLC	Fidelity Mortgage Backed Securities Central Fund	$5,675,693,009	Greenbook Fixed Income	
Fidelity Central Investment Portfolios II LLC Total		$13,406,984,749		$2,500,000
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class A	$37,129,215	Greenbook Fixed Income	
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class B	$1,384,098	Greenbook Fixed Income	
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class C	$27,852,656	Greenbook Fixed Income	

Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class I	$18,538,084	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class T	$19,097,486	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class A	$23,445,431	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class B	$528,575	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class C	$20,580,332	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class I	$8,440,310	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class T	$11,336,515	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class A	$34,584,220	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class B	$499,833	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class C	$20,746,819	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class I	$18,923,271	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class T	$10,040,643	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class A	$72,062,422	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class B	$2,395,447	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class C	$41,788,936	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class I	$37,545,851	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class T	$31,552,961	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class A	$56,093,769	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class B	$1,157,699	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class C	$31,258,983	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class I	$16,513,186	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class T	$17,228,580	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class A	$139,089,147	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class B	$2,083,759	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class C	$55,488,331	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class I	$44,655,605	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class T	$47,294,407	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class A	$72,333,880	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class B	$1,422,395	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class C	$37,032,925	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class I	$36,748,879	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class T	$20,959,841	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class A	$41,228,733	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class B	$1,289,348	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class C	$28,437,486	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class I	$5,987,794	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class T	$16,119,704	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Asset Manager 20%	$4,641,359,477	Greenbook Fixed Income
Fidelity Charles Street Trust	Fidelity Asset Manager 30%: Retail Class	$835,612,878	Greenbook Fixed Income

Fidelity Charles Street Trust	Fidelity Asset Manager 40%: Retail Class	$965,491,176	Greenbook Fixed Income	
Fidelity Charles Street Trust	Fidelity Asset Manager 50%	$7,662,439,243	Greenbook Fixed Income	
Fidelity Charles Street Trust	Fidelity Asset Manager 60% - Retail Class	$1,348,364,559	Greenbook Fixed Income	
Fidelity Charles Street Trust	Fidelity Asset Manager 70%	$3,905,339,068	Greenbook Fixed Income	
Fidelity Charles Street Trust	Fidelity Asset Manager 85%	$1,422,422,874	Greenbook Fixed Income	
Fidelity Charles Street Trust	Fidelity Global Balanced Fund	$441,698,513	Greenbook Fixed Income	
Fidelity Charles Street Trust	Fidelity Series Broad Market Opportunities Fund	$15,139,793	Greenbook Fixed Income	
Fidelity Charles Street Trust Total		$22,348,765,137		$2,500,000
Fidelity Colchester Street Trust	Fidelity Institutional Money Market Portfolio: Class F	$3,004,283,010	Greenbook Fixed Income	
Fidelity Colchester Street Trust	FIMM Government Portfolio: Institutional Class	$4,786,208,055	Greenbook Fixed Income	
Fidelity Colchester Street Trust	FIMM Treasury Only Portfolio: Institutional Class	$592,554,924	Greenbook Fixed Income	
Fidelity Colchester Street Trust	FIMM Treasury Portfolio: Institutional Class	$1,305,546,736	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Government Portfolio: Class I	$23,246,987,772	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Government Portfolio: Class II	$403,675,571	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Government Portfolio: Class III	$1,830,175,065	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Government Portfolio: Select Class	$216,702,011	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Money Market Portfolio: Class I	$22,504,057,302	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Money Market Portfolio: Class II	$107,518,454	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Money Market Portfolio: Class III	$1,993,146,978	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Money Market Portfolio: Institutional Class	$38,045,973,074	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Money Market Portfolio: Select Class	$282,729,966	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class I	$12,334,976,299	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class II	$282,036,727	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class III	$1,111,771,124	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class IV	$185,795,874	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Prime Money Market Portfolio: Institutional Class	$41,630,074,773	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Prime Money Market Portfolio: Select Class	$846,092,702	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class I	$2,359,632,835	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class II	$7,539,924	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class III	$327,043,908	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Select Class	$3,022,100	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Treasury Only Portfolio: Class I	$9,416,643,523	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Treasury Only Portfolio: Class II	$304,319,380	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Treasury Only Portfolio: Class III	$817,034,203	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Treasury Only Portfolio: Class IV	$328,205,581	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Treasury Only Portfolio: Select Class	$120,367,859	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Treasury Portfolio: Class I	$10,484,929,764	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Treasury Portfolio: Class II	$1,239,742,716	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Treasury Portfolio: Class III	$2,652,971,780	Greenbook Fixed Income	

Fidelity Colchester Street Trust	Treasury Portfolio: Class IV	$663,687,947	Greenbook Fixed Income	
Fidelity Colchester Street Trust	Treasury Portfolio: Select Class	$196,760,878	Greenbook Fixed Income	
Fidelity Colchester Street Trust Total		$183,632,208,815		$2,500,000
Fidelity Commonwealth Trust II	Fidelity International Enhanced Index Fund	$162,066,422	Greenbook Fixed Income	
Fidelity Commonwealth Trust II	Fidelity Large Cap Core Enhanced Index Fund	$417,298,915	Greenbook Fixed Income	
Fidelity Commonwealth Trust II	Fidelity Large Cap Growth Enhanced Index Fund	$462,383,700	Greenbook Fixed Income	
Fidelity Commonwealth Trust II	Fidelity Large Cap Value Enhanced Index Fund	$1,525,755,400	Greenbook Fixed Income	
Fidelity Commonwealth Trust II	Fidelity Mid Cap Enhanced Index Fund	$825,071,887	Greenbook Fixed Income	
Fidelity Commonwealth Trust II	Fidelity Small Cap Enhanced Index Fund	$556,623,342	Greenbook Fixed Income	
Fidelity Commonwealth Trust II Total		$3,949,199,666		$2,300,000
Fidelity Court Street Trust	Fidelity Connecticut Municipal Income Fund	$437,126,442	Greenbook Fixed Income	
Fidelity Court Street Trust	Fidelity New Jersey Municipal Income Fund	$548,232,590	Greenbook Fixed Income	
Fidelity Court Street Trust Total		$985,359,032		$1,000,000
Fidelity Court Street Trust II	Fidelity Connecticut Municipal Money Market Fund	$1,744,333,153	Greenbook Fixed Income	
Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market Fund	$146,381,180	Greenbook Fixed Income	
Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market Fund: Insti	$182,041,274	Greenbook Fixed Income	
Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market Fund: Serv	$67,235	Greenbook Fixed Income	
Fidelity Court Street Trust II	Fidelity New Jersey Municipal Money Market Fund	$2,430,401,025	Greenbook Fixed Income	
Fidelity Court Street Trust II Total		$4,503,223,867		$2,500,000
Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	$1,226,671,945	Greenbook Fixed Income	
Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	$4,597,726,879	Greenbook Fixed Income	
Fidelity Garrison Street Trust Total		$5,824,398,824		$2,500,000
Fidelity Hereford Street Trust	Fidelity Government Money Market Fund	$22,368,349,135	Greenbook Fixed Income	
Fidelity Hereford Street Trust	Fidelity Government Money Market Fund: Capital Reserves	$10,698,319,689	Greenbook Fixed Income	
Fidelity Hereford Street Trust	Fidelity Government Money Market Fund: Daily Money Clas	$9,650,028,184	Greenbook Fixed Income	
Fidelity Hereford Street Trust	Fidelity Government Money Market Fund: Premium Class	$1,907,985,307	Greenbook Fixed Income	
Fidelity Hereford Street Trust	Fidelity Money Market Fund	$2,222,558,372	Greenbook Fixed Income	
Fidelity Hereford Street Trust	Fidelity Money Market Fund: Premium Class	$3,401,543,451	Greenbook Fixed Income	
Fidelity Hereford Street Trust	Fidelity Treasury Only Money Market Fund	$4,588,098,534	Greenbook Fixed Income	
Fidelity Hereford Street Trust Total		$54,836,882,672		$2,500,000
Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class A	$212,102,052	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class B	$4,398,950	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class C	$60,381,447	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class I	$422,222,099	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class T	$184,185,548	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund: Class A	$62,273	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund: Class C	$107,116	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund: Class I	$16,671	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund: Class T	$94,826	Greenbook Fixed Income	

Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund: Class A	$526,994	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund: Class C	$487,988	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund: Class I	$264,796	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund: Class T	$314,709	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund: Class A	$1,218,252	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund: Class C	$911,644	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund: Class I	$183,618	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund: Class T	$195,731	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund: Class A	$418,600	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund: Class C	$58,288	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund: Class I	$87,110	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund: Class T	$87,810	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund: Class A	$411,812	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund: Class C	$152,689	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund: Class I	$58,643	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund: Class T	$295,715	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund: Class A	$677,140	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund: Class C	$247,732	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund: Class I	$30,348	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund: Class T	$310,928	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund: Class A	$1,055,507	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund: Class C	$237,442	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund: Class I	$62,520	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund: Class T	$419,380	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund: Class A	$240,074	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund: Class C	$355,288	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund: Class I	$30,762	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund: Class T	$20,941	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund: Class A	$401,290	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund: Class C	$125,512	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund: Class I	$56,373	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund: Class T	$101,231	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund: Class A	$268,045	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund: Class C	$144,819	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund: Class I	$219,615	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund: Class T	$97,833	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund: Class A	$410,610	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund: Class C	$388,293	Greenbook Fixed Income
Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund: Class I	$782	Greenbook Fixed Income

Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund: Class T	$1,031,169	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund: Class A	$169,805	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund: Class C	$88,825	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund: Class I	$33,196	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund: Class T	$179,925	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund: Class A	$99,108	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund: Class C	$168,654	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund: Class I	$17,355	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund: Class T	$766,068	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund: Class A	$512,832	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund: Class C	$441,776	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund: Class I	$105,527	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund: Class T	$465,542	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class A	$1,140,925,749	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class B	$2,975,897	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class C	$147,912,496	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class I	$2,361,919,050	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class T	$112,994,394	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class Z	$647,835,509	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity GNMA Fund	$5,910,725,321	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Government Income Fund	$3,451,090,615	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2016 Fund: Retail Class	$11,622,808	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2018 Fund: Retail Class	$3,705,176	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2020 Fund: Retail Class	$6,072,128	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2022 Fund: Retail Class	$13,569,240	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2024 Fund: Retail Class	$8,927,512	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2026 Fund: Retail Class	$6,950,716	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2028 Fund: Retail Class	$28,478,992	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2030 Fund: Retail Class	$15,249,746	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2032 Fund: Retail Class	$7,101,510	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2034 Fund: Retail Class	$8,608,588	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2036 Fund: Retail Class	$8,791,331	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2038 Fund	$5,702,794	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2040 Fund	$9,033,413	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Income Replacement 2042 Fund	$28,326,917	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Intermediate Government Income Fund	$713,713,046	Greenbook Fixed Income	
Fidelity Income Fund	Fidelity Total Bond Fund	$17,599,872,987	Greenbook Fixed Income	
Fidelity Income Fund Total		$33,151,333,563		$2,500,000
Fidelity Massachusetts Municipal Trust	Fidelity Massachusetts AMT Tax-Free Money Market Fund	$209,538,838	Greenbook Fixed Income	

Fidelity Massachusetts Municipal Trust	Fidelity Massachusetts AMT Tax-Free Money Market Fund: I	$444,068,753	Greenbook Fixed Income	
Fidelity Massachusetts Municipal Trust	Fidelity Massachusetts AMT Tax-Free Money Market Fund: S	$100,256	Greenbook Fixed Income	
Fidelity Massachusetts Municipal Trust	Fidelity Massachusetts Municipal Income Fund	$2,231,482,652	Greenbook Fixed Income	
Fidelity Massachusetts Municipal Trust	Fidelity Massachusetts Municipal Money Market Fund	$6,686,885,179	Greenbook Fixed Income	
Fidelity Massachusetts Municipal Trust Total		$9,572,075,678		$2,500,000
Fidelity Merrimack Street Trust	Fidelity Corporate Bond ETF	$27,322,343	Greenbook Fixed Income	
Fidelity Merrimack Street Trust	Fidelity Limited Term Bond ETF	$180,526,150	Greenbook Fixed Income	
Fidelity Merrimack Street Trust	Fidelity Total Bond ETF	$121,378,482	Greenbook Fixed Income	
Fidelity Merrimack Street Trust Total		$329,226,975		$750,000
Fidelity Money Market Trust	Retirement Government Money Market Portfolio	$3,159,213,713	Greenbook Fixed Income	
Fidelity Money Market Trust	Retirement Money Market Portfolio	$11,310,793,056	Greenbook Fixed Income	
Fidelity Money Market Trust Total		$14,470,006,769		$2,500,000
Fidelity Municipal Trust	Fidelity Advisor Limited Term Municipal Income Fund: Class	$377,335,633	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Advisor Limited Term Municipal Income Fund: Class	$285,310	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Advisor Limited Term Municipal Income Fund: Class	$63,373,309	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Advisor Limited Term Municipal Income Fund: Class	$275,344,249	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Advisor Limited Term Municipal Income Fund: Class	$21,871,320	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Conservative Income Municipal Bond Fund	$73,769,672	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Conservative Income Municipal Bond Fund: Instituti	$300,809,062	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Limited Term Municipal Income Fund	$3,059,053,342	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Michigan Municipal Income Fund	$632,834,386	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Minnesota Municipal Income Fund	$505,108,209	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Municipal Income Fund	$5,756,067,582	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Ohio Municipal Income Fund	$634,425,262	Greenbook Fixed Income	
Fidelity Municipal Trust	Fidelity Pennsylvania Municipal Income Fund	$466,996,236	Greenbook Fixed Income	
Fidelity Municipal Trust Total		$12,167,273,572		$2,500,000
Fidelity Municipal Trust II	Fidelity Michigan Municipal Money Market Fund	$994,710,163	Greenbook Fixed Income	
Fidelity Municipal Trust II	Fidelity Ohio Municipal Money Market Fund	$1,259,388,536	Greenbook Fixed Income	
Fidelity Municipal Trust II	Fidelity Pennsylvania Municipal Money Market Fund	$731,049,658	Greenbook Fixed Income	
Fidelity Municipal Trust II Total		$2,985,148,357		$1,900,000
Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund: Class A	$45,482,298	Greenbook Fixed Income	
Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund: Class B	$1,418,914	Greenbook Fixed Income	
Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund: Class C	$31,224,913	Greenbook Fixed Income	
Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund: Class I	$38,343,578	Greenbook Fixed Income	
Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund: Class T	$8,321,810	Greenbook Fixed Income	
Fidelity New York Municipal Trust	Fidelity New York Municipal Income Fund	$1,694,072,208	Greenbook Fixed Income	
Fidelity New York Municipal Trust Total		$1,818,863,721		$1,500,000
Fidelity New York Municipal Trust II	Fidelity New York AMT Tax-Free Money Market Fund	$277,855,267	Greenbook Fixed Income	
Fidelity New York Municipal Trust II	Fidelity New York AMT Tax-Free Money Market Fund: Institu	$517,385,226	Greenbook Fixed Income	

Fidelity New York Municipal Trust II	Fidelity New York AMT Tax-Free Money Market Fund: Servic	$173,684	Greenbook Fixed Income	
Fidelity New York Municipal Trust II	Fidelity New York Municipal Money Market Fund	$5,432,023,391	Greenbook Fixed Income	
Fidelity New York Municipal Trust II Total		$6,227,437,568		$2,500,000
Fidelity Newbury Street Trust	Tax-Exempt Fund: Capital Reserves Class	$395,189,905	Greenbook Fixed Income	
Fidelity Newbury Street Trust	Tax-Exempt Fund: Daily Money Class	$382,601,932	Greenbook Fixed Income	
Fidelity Newbury Street Trust	Tax-Exempt Fund: Fidelity Tax-Free Money Market Fund	$9,184,813,270	Greenbook Fixed Income	
Fidelity Newbury Street Trust	Tax-Exempt Fund: Premium Class	$761,773,704	Greenbook Fixed Income	
Fidelity Newbury Street Trust	Treasury Fund: Advisor B Class	$6,059,093	Greenbook Fixed Income	
Fidelity Newbury Street Trust	Treasury Fund: Advisor C Class	$132,255,160	Greenbook Fixed Income	
Fidelity Newbury Street Trust	Treasury Fund: Capital Reserves Class	$1,320,801,383	Greenbook Fixed Income	
Fidelity Newbury Street Trust	Treasury Fund: Daily Money Class	$4,770,100,343	Greenbook Fixed Income	
Fidelity Newbury Street Trust	Treasury Fund: Fidelity Treasury Fund	$3,372,574,524	Greenbook Fixed Income	
Fidelity Newbury Street Trust Total		$20,326,169,314		$2,500,000
Fidelity Oxford Street Trust	Fidelity Series Commodity Strategy Fund: Class F	$771,275,170	Greenbook Fixed Income	
Fidelity Oxford Street Trust	Fidelity Series Commodity Strategy Fund: Series Class	$678,630,923	Greenbook Fixed Income	
Fidelity Oxford Street Trust Total		$1,449,906,093		$1,250,000
Fidelity Oxford Street Trust II	Fidelity Commodity Strategy Central Fund	$288,715,833	Greenbook Fixed Income	
Fidelity Oxford Street Trust II Total		$288,715,833		$750,000
Fidelity Phillips Street Trust	Fidelity Cash Reserves	$117,035,534,964	Greenbook Fixed Income	
Fidelity Phillips Street Trust Total		$117,035,534,964		$2,500,000
Fidelity Revere Street Trust	Fidelity Cash Central Fund	$35,123,817,865	Greenbook Fixed Income	
Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	$4,899,598,833	Greenbook Fixed Income	
Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	$24,399,451,021	Greenbook Fixed Income	
Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	$1,116,030,240	Greenbook Fixed Income	
Fidelity Revere Street Trust Total		$65,538,897,959		$2,500,000
Fidelity Salem Street Trust	Fidelity Advisor Corporate Bond Fund: Class A	$32,138,156	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Corporate Bond Fund: Class C	$20,981,511	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Corporate Bond Fund: Class I	$116,661,722	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Corporate Bond Fund: Class T	$8,054,073	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Global Strategies Fund: Class A	$29,606,080	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Global Strategies Fund: Class B	$1,277,643	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Global Strategies Fund: Class C	$29,398,769	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Global Strategies Fund: Class I	$14,916,158	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Global Strategies Fund: Class T	$21,127,634	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class A	$90,621,419	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class B	$5,029,693	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class C	$54,066,781	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class I	$149,604,025	Greenbook Fixed Income	
Fidelity Salem Street Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class T	$27,779,479	Greenbook Fixed Income	

Fidelity Salem Street Trust	Fidelity Advisor Investment Grade Bond Fund: Class A	$72,984,826	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Investment Grade Bond Fund: Class B	$1,549,874	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Investment Grade Bond Fund: Class C	$27,418,617	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Investment Grade Bond Fund: Class I	$479,176,160	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Investment Grade Bond Fund: Class T	$20,079,831	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2017 Fund: Class A	$10,727,132	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2017 Fund: Class I	$28,743,914	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2019 Fund: Class A	$6,746,866	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2019 Fund: Class I	$23,436,975	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2021 Fund: Class A	$11,049,651	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2021 Fund: Class I	$17,225,031	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2023 Fund: Class A	$4,491,833	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2023 Fund: Class I	$12,631,013	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Series Short-Term Credit Fund	$167,042,775	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Strategic Dividend & Income Fund: Class A	$615,767,481	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Strategic Dividend & Income Fund: Class B	$4,878,166	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Strategic Dividend & Income Fund: Class C	$343,022,430	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Strategic Dividend & Income Fund: Class I	$320,566,324	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Strategic Dividend & Income Fund: Class T	$220,166,909	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Strategic Real Return Fund: Class A	$65,747,544	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Strategic Real Return Fund: Class B	$1,122,746	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Strategic Real Return Fund: Class C	$36,015,845	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Strategic Real Return Fund: Class I	$271,254,227	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Advisor Strategic Real Return Fund: Class T	$12,926,123	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Conservative Income Bond Fund	$1,088,759,028	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Conservative Income Bond Fund: Institutional Class	$2,695,018,610	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Corporate Bond Fund	$854,345,830	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Global Strategies Fund	$91,776,103	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Inflation-Protected Bond Fund	$1,483,899,793	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Intermediate Bond Fund	$3,079,530,786	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Investment Grade Bond Fund	$6,577,592,671	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Municipal Income 2017 Fund	$90,715,874	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Municipal Income 2019 Fund	$48,948,600	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Municipal Income 2021 Fund	$29,819,077	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Municipal Income 2023 Fund	$16,716,424	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity SAI International Minimum Volatility Index Fund	$720,034,955	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity SAI Long-Term Treasury Bond Index Fund	$692,507,817	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity SAI Small-Mid Cap 500 Index Fund	$206,158,236	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity SAI U.S. Minimum Volatility Index Fund	$674,131,052	Greenbook Fixed Income

Fidelity Salem Street Trust	Fidelity SAI U.S. Quality Index Fund	$633,620,762	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Series 1000 Value Index Fund	$816,233,723	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Series 1000 Value Index Fund: Class F	$951,227,449	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Series Global ex U.S. Index Fund	$2,973,674,153	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Series Inflation-Protected Bond Index Fund	$774,731,726	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Series Inflation-Protected Bond Index Fund: Class F	$903,390,208	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Series Investment Grade Bond Fund	$12,303,638,656	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Series Investment Grade Bond Fund: Class F	$11,787,295,919	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Series Short-Term Credit Fund	$729,608,558	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Series Short-Term Credit Fund: Class F	$818,680,760	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Short-Term Bond Fund	$5,233,750,816	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Strategic Dividend & Income Fund	$2,767,113,062	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Strategic Real Return Fund	$500,519,413	Greenbook Fixed Income
Fidelity Salem Street Trust	Fidelity Tax-Free Bond Fund	$2,983,183,324	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Emerging Markets Index Fund - Fidelity Advantage C	$421,581,458	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Emerging Markets Index Fund - Fidelity Advantage I	$215,676	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Emerging Markets Index Fund - Institutional Class	$46,992,376	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Emerging Markets Index Fund - Investor Class	$22,276,978	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Global ex U.S. Index Fund - Fidelity Advantage Class	$556,700,618	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Global ex U.S. Index Fund - Fidelity Advantage Instit	$84,007,733	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Global ex U.S. Index Fund - Institutional Class	$177,132,670	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Global ex U.S. Index Fund - Investor Class	$22,842,450	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Inflation-Protected Bond Index Fund - Fidelity Advar	$247,473,644	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Inflation-Protected Bond Index Fund - Fidelity Advar	$91,380	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Inflation-Protected Bond Index Fund - Institutional C	$11,291,603	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Inflation-Protected Bond Index Fund - Investor Class	$278,321,192	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Intermediate Treasury Bond Index Fund: Fidelity Ad	$1,190,730,849	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Intermediate Treasury Bond Index Fund: Investor Cl	$130,744,969	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Long-Term Treasury Bond Index Fund: Fidelity Adva	$616,351,159	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Long-Term Treasury Bond Index Fund: Investor Clas	$367,064,653	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Mid Cap Index Fund - Fidelity Advantage Class	$1,090,677,172	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Mid Cap Index Fund - Fidelity Advantage Institution	$6,251,714	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Mid Cap Index Fund - Institutional Class	$299,607,926	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Mid Cap Index Fund - Investor Class	$35,041,554	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Real Estate Index Fund - Fidelity Advantage Class	$548,799,348	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Real Estate Index Fund - Institutional Class	$14,314,139	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Real Estate Index Fund - Investor Class	$32,794,529	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Short-Term Treasury Bond Index Fund: Fidelity Adva	$935,582,210	Greenbook Fixed Income
Fidelity Salem Street Trust	Spartan Short-Term Treasury Bond Index Fund: Investor Clas	$45,834,970	Greenbook Fixed Income

Fidelity Salem Street Trust	Spartan Small Cap Index Fund - Fidelity Advantage Class	$1,016,638,933	Greenbook Fixed Income	
Fidelity Salem Street Trust	Spartan Small Cap Index Fund - Fidelity Advantage Institutio	$5,198,650	Greenbook Fixed Income	
Fidelity Salem Street Trust	Spartan Small Cap Index Fund - Institutional Class	$384,545,794	Greenbook Fixed Income	
Fidelity Salem Street Trust	Spartan Small Cap Index Fund - Investor Class	$36,527,713	Greenbook Fixed Income	
Fidelity Salem Street Trust	Spartan U.S. Bond Index Fund: Class F	$2,785,439,447	Greenbook Fixed Income	
Fidelity Salem Street Trust	Spartan U.S. Bond Index Fund: Fidelity Advantage Class	$6,406,249,181	Greenbook Fixed Income	
Fidelity Salem Street Trust	Spartan U.S. Bond Index Fund: Fidelity Advantage Institution	$1,427,141,085	Greenbook Fixed Income	
Fidelity Salem Street Trust	Spartan U.S. Bond Index Fund: Institutional Class	$3,146,724,401	Greenbook Fixed Income	
Fidelity Salem Street Trust	Spartan U.S. Bond Index Fund: Investor Class	$6,797,240,521	Greenbook Fixed Income	
Fidelity Salem Street Trust Total		$95,091,087,516		$2,500,000
Fidelity School Street Trust	Fidelity Advisor Global Bond Fund - Class A	$4,790,232	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Global Bond Fund - Class C	$3,529,988	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Global Bond Fund - Class I	$2,932,706	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Global Bond Fund - Class T	$3,037,192	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund: Class	$147,862,929	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund: Class	$948,497	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund: Class	$60,067,220	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund: Class	$660,981,648	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund: Class	$18,810,103	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor International Bond Fund: Class A	$3,085,064	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor International Bond Fund: Class C	$2,512,782	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor International Bond Fund: Class I	$2,227,248	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor International Bond Fund: Class T	$2,353,981	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Multi-Asset Income Fund: Class A	$6,271,316	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Multi-Asset Income Fund: Class C	$5,460,077	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Multi-Asset Income Fund: Class I	$21,571,545	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Advisor Multi-Asset Income Fund: Class T	$5,565,768	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Global Bond Fund - Retail Class	$44,509,515	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Intermediate Municipal Income Fund	$4,735,709,294	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity International Bond Fund: Retail Class	$40,158,886	Greenbook Fixed Income	
Fidelity School Street Trust	Fidelity Strategic Income Fund	$7,333,981,507	Greenbook Fixed Income	
Fidelity School Street Trust Total		$13,106,367,498		$2,500,000
Fidelity Union Street Trust	Fidelity Arizona Municipal Income Fund	$156,391,450	Greenbook Fixed Income	
Fidelity Union Street Trust	Fidelity Maryland Municipal Income Fund	$210,559,695	Greenbook Fixed Income	
Fidelity Union Street Trust Total		$366,951,145		$750,000
Fidelity Union Street Trust II	Fidelity Arizona Municipal Money Market Fund	$445,499,255	Greenbook Fixed Income	
Fidelity Union Street Trust II	Fidelity Municipal Money Market Fund	$28,814,657,309	Greenbook Fixed Income	
Fidelity Union Street Trust II Total		$29,260,156,564		$2,500,000
Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Initial Class	$1,008,081,585	Greenbook Fixed Income	

Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Investor Class	$192,169,775	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Service Class	$5,807,147	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Service Class 2	$24,523,192	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Initial Class	$108,332,438	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Investor Class	$106,959,998	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Service Class	$2,877,566	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Service Class 2	$3,527,870	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Initial Class	$6,656,019	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Service Class	$483,975	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Service Class 2	$92,285	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Initial Class	$31,053,980	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Service Class	$23,774,018	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Service Class 2	$237,975,241	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Initial Class	$35,351,598	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Service Class	$16,332,672	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Service Class 2	$57,719,935	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Initial Class	$87,303,163	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Service Class	$94,344,675	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Service Class 2	$549,457,048	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Initial Class	$25,139,043	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Service Class	$36,775,219	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Service Class 2	$52,302,238	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Initial Class	$68,665,064	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Service Class	$59,180,457	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Service Class 2	$133,965,473	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2035 Portfolio: Initial Class	$1,544,828	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2035 Portfolio: Service Class	$2,010,303	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2035 Portfolio: Service Class 2	$19,988,715	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2040 Portfolio: Initial Class	$15,387,603	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2040 Portfolio: Service Class	$18,576,418	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2040 Portfolio: Service Class 2	$12,462,735	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2045 Portfolio: Initial Class	$541,784	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2045 Portfolio: Service Class	$342,608	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2045 Portfolio: Service Class 2	$11,402,456	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2050 Portfolio: Initial Class	$2,266,901	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2050 Portfolio: Service Class	$3,021,790	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom 2050 Portfolio: Service Class 2	$7,641,008	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Initial Class	$14,548,605	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Service Class	$9,941,843	Greenbook Fixed Income

Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Service Class 2	$13,367,786	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom Lifetime Income I Portfolio: Investor Class	$13,635,667	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom Lifetime Income II Portfolio: Investor Class	$30,348,021	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Freedom Lifetime Income III Portfolio: Investor Class	$21,180,177	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Investor Class	$731,440,392	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Service Class	$62,198	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Service Class 2	$1,454,073	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Investor Class	$6,044,481,768	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Service Class	$64,197	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Service Class 2	$83,537,539	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Investor Class	$6,379,149,053	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Service Class	$59,948	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Service Class 2	$497,742,782	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Investor Class	$1,096,126,467	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Service Class	$71,808	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Service Class 2	$12,029,605	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Investor Class	$399,226,050	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Service Class	$8,028	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Service Class 2	$10,343,979	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio	$1,049,005,202	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Investor Class	$792,796,288	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Service Class	$538,308,834	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Service Class 2	$1,187,306,981	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Investor Freedom 2005 Portfolio: Investor Class	$20,408,444	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Investor Freedom 2010 Portfolio: Investor Class	$59,475,266	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Investor Freedom 2015 Portfolio: Investor Class	$95,886,205	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Investor Freedom 2020 Portfolio: Investor Class	$187,528,493	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Investor Freedom 2025 Portfolio: Investor Class	$156,056,175	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Investor Freedom 2030 Portfolio: Investor Class	$144,655,576	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Investor Freedom Income Portfolio: Investor Class	$64,081,352	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Money Market Portfolio: Investor Class	$1,102,281,160	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Money Market Portfolio: Service Class	$754,872,150	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Money Market Portfolio: Service Class 2	$210,782,015	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Initial Class	$91,732,758	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Investor Class	$907,361,175	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Service Class	$753,016	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Service Class 2	$185,940,744	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: VIP Money Market Portfolio - Initial Class	$904,068,689	Greenbook Fixed Income
Variable Insurance Products Fund V	VIP: VIP Target Volatility Portfolio - Service Class	$2,142,573	Greenbook Fixed Income

Variable Insurance Products Fund V	VIP: VIP Target Volatility Portfolio - Service Class 2	$209,441,395	Greenbook Fixed Income	
Variable Insurance Products Fund V Total		$27,087,743,300		$2,500,000

POLICYHOLDER NOTICE

Thank you for purchasing insurance from a member company of American International Group, Inc. (AIG). The AIG member companies generally pay compensation to brokers and independent agents, and may have paid compensation in connection with your policy. You can review and obtain information about the nature and range of compensation paid by AIG member companies to brokers and independent agents in the United States by visiting our website at www.aig.com/producercompensation or by calling 1-800-706-3102.

AIG

National Union Fire Insurance Company of Pittsburgh, Pa.

A capital stock company

POLICY NUMBER: 01-421-08-60 REPLACEMENT OF POLICY NUMBER: 01-329-88-97

FMR FUNDS CONCENTRIC CUSTOM BOND

NOTICE: COVERAGE UNDER COVERAGE SECTIONS I AND II IS CLAIMS MADE. THE COVERAGE OF THIS BOND IS GENERALLY LIMITED TO LIABILITY FOR ONLY THOSE CLAIMS THAT ARE FIRST MADE AGAINST THE INSUREDS DURING THE BOND PERIOD AND REPORTED IN WRITING TO THE INSURER PURSUANT TO THE TERMS HEREIN. PLEASE READ THIS BOND CAREFULLY AND REVIEW ITS COVERAGE WITH YOUR INSURANCE AGENT OR BROKER. AMOUNTS INCURRED FOR LEGAL DEFENSE SHALL REDUCE THE LIMIT OF LIABILITY AVAILABLE TO PAY JUDGMENTS OR SETTLEMENTS, AND SHALL BE APPLIED AGAINST THE RETENTION AMOUNT. THE INSURER DOES NOT ASSUME ANY DUTY TO DEFEND.

DECLARATIONS

ITEM 1.	NAMED INSURED:	**ALL FIDELITY FUNDS** (as defined in this bond).
	MAILING ADDRESS:	C/O FMR LLC 200 SEAPORT BLVD, MAILZONE ZW9C BOSTON, MA 02210
ITEM 2.	BOND PERIOD:	From: **July 1, 2015** To: **July 1, 2016** (12:01 A.M. standard time at the address stated in Item 1.)
ITEM 3.	COVERAGE DESCRIPTION	Financial Institution Bond
ITEM 4.	LIMIT OF LIABILITY:	**$15,000,000** Single Loss Limit **$15,0000,000** in the aggregate
ITEM 5.	RETENTION	**$400,000** (each loss) or such lesser amount required under the Investment Company Act of 1940. Except Insuring Agreement 1 which maintains a $0 Retention
ITEM 6	PREMIUM:	

IN WITNESS WHEREOF, the **Insurer** has caused this Policy to be signed by its President, Secretary and Authorized Representative. This Policy shall not be valid unless signed below at the time of issuance by an authorized representative of the insurer.

PRESIDENT
National Union Fire Insurance
Company of Pittsburgh, Pa.

SECRETARY
National Union Fire Insurance
Company of Pittsburgh, Pa.

AUTHORIZED REPRESENTATIVE

COUNTERSIGNED AT **DATE** **COUNTERSIGNATURE**

WILLIS OF MASSACHUSETTS, INC.
THREE COPLEY PLACE
SUITE 300
BOSTON, MA 02116-6501

1119824

In consideration of the payment of the premium, and in reliance upon the Application made to American International Specialty Lines Insurance Company (herein called the "Insurer"), the Insurer agrees as follows:

1. **INSURING AGREEMENTS**

A. **FIDELITY**

This bond shall pay loss which is discovered during the Bond Period resulting directly from dishonest or fraudulent acts including but not limited to larceny or embezzlement committed by an Employee acting alone or in collusion with others. Such dishonest or fraudulent acts must be committed by the Employee with the intent:

(1) to cause the Company to sustain such loss; or

(2) to obtain financial benefit for the Employee or another person or entity acting in collusion with the Employee.

Notwithstanding the foregoing, however, it is agreed that with regards to Loans and/or Trading, this bond covers only loss resulting directly from dishonest or fraudulent acts committed by an Employee with the intent to realize a financial benefit and which actually results in such a financial benefit for the Employee. Also notwithstanding the foregoing, where the proceeds of a fraud perpetrated by an Employee arising from Loans and/or Trading are actually received by persons with whom the Employee was acting in collusion, but said Employee fails to derive a financial benefit therefrom, such a loss will nevertheless be covered hereunder as if the Employee has obtained such benefit p rovided the Company established that the Employee intended to participate therein.

As used throughout this Insuring Agreement, "financial benefit" does not include any salaries, commissions, fees, bonuses, promotions, awards, profit sharing, pensions or other employee benefits if earned in the normal course of employment except such may be used in determining intent.

B. **ON PREMISES**

This bond covers loss of Property resulting directly from:

(1) robbery, burglary, misplacement, mysterious unexplainable disappearance and damage thereto or destruction thereof; or

(2) theft, False Pretense, common- law or statutory larceny, committed by a person present in an office or on the premises of the Company while the Property is lodged, deposited or held for safekeeping within offices or premises, located anywhere, including insurance companies or sureties holding collateral in which the Named Insured has an interest.

C. IN TRANSIT

This bond covers loss of Property resulting directly from robbery, common-law or statutory larceny, theft, misplacement, mysterious unexplainable disappearance, being lost or made away with, and damage thereto or destruction thereof, while the Property is in transit anywhere in the custody of:

(1) a natural person acting as a messenger, agent of the Company (or another natural person acting as messenger, agent or Custodian during an emergency arising from the incapacity of the original messenger); or

(2) a Transportation Company and being transported in an armored motor vehicle; or

(3) a Transportation Company and being transported in a conveyance other than an armored motor vehicle provided that covered Property transported in such manner is limited to the following:

(i) records, whether recorded in writing or electronically; or
(ii) Certificated Securities issued in registered form and not endorsed, or with restrictive endorsements; or
(iii) Negotiable Instruments not payable to bearer, or not endorsed, or with restrictive endorsements.

Coverage under this Insuring Agreement begins immediately upon the receipt of such Property by the natural person or Transportation Company and ends immediately upon delivery to the designated recipient or its agent.

D. FORGERY OR ALTERATION

This bond covers loss resulting directly from:

(1) Forgery or alteration of, on or in any Negotiable Instrument (except an Evidence of Debt), Acceptance, Withdrawal Order, receipt for the withdrawal of Property, Certificate of Deposit, Letter of Credit;

(2) transferring, paying or delivering any Funds or Property or establishing any credit or giving any value on the faith of any written instructions or advices directed to the Company and authorizing or acknowledging the transfer, payment, delivery or receipt of Funds or Property, which instructions or advices purport to have been signed or endorsed by any customer of the Company, Employee of the Company, or by any financial institution but which instructions or advices either bear a signature which is a Forgery or have been altered without the knowledge and consent of such customer, Employee, or financial institution (A mechanically reproduced facsimile signature is treated the same as a handwritten signature); or

(3) <u>any check or draft:</u>

(a) made payable to a fictitious payee and endorsed in the name of such fictitious payee; or

(b) procured in a face to face transaction with the maker or drawer thereof or with one acting as agent of such maker or drawer by anyone impersonating another and made or drawn payable to the one so impersonated and endorsed by anyone other than the one impersonated,

shall be deemed to be forged as to such endorsement.

E. **SECURITIES**

This bond covers loss resulting directly from the Company having, in good faith, for its own account or for the account of others:

(1) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of, any original

(a) Certificated Security;
(b) document of title;
(c) deed, mortgage or other instrument conveying title to, or creating or discharging a lien upon, real property;
(d) Certificate of Origin or Title;
(e) Evidence of Debt;
(f) corporate, partnership or personal Guarantee;
(g) Security Agreement;
(h) written Instruction;
(i) Uncertificated Securities
(j) Initial Transaction Statements; or

which:

(ii) bears a signature of any maker, drawer, issuer, endorser, assignor, lessee, transfer agent, registrar, acceptor, surety, guarantor, or of any person signing in any other capacity which is a Forgery; or
(iii) is altered; or
(iv) is lost or stolen;

(2) guaranteed in writing or witnessed any signature upon any transfer, assignment, bill of sale, power of attorney, or any items listed in (a) through (h) above; or

(3) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of any item listed in (a) through (d) above which is a Counterfeit.(A mechanically reproduced facsimile signature is treated the same as a handwritten signature.)

F. COUNTERFEIT CURRENCY

This bond covers loss resulting directly from the receipt by the Company, in good faith, of any Counterfeit Money of any country.

G. UNCOLLECTIBLE ITEMS OF DEPOSIT

This bond covers loss resulting directly from the Company having credited an account of a customer, shareholder or subscriber on the faith of any Items of Deposit which prove to be uncollectible, provided that the crediting of said account causes:

(1) redemptions or withdrawals to be permitted, or
(2) shares to be issued, or
(3) dividends to be paid,

from an account of a customer.
In order for coverage to apply under this Insuring Clause, the Company must hold Items of Deposit for five business days before permitting any redemptions or withdrawals, issuing any shares or paying any dividends with respect to such Items of Deposit.

Items of Deposit shall not be deemed uncollectible until the Company's standard collection procedures have failed.

Limit of Liability:	$5,000,000
Deductible:	$2,500

H. AUDIT EXPENSE

This bond covers loss consisting of reasonable expenses incurred by the Company for that part of an audit or examination required by any governmental regulatory authority or self-regulatory organization and actually conducted by such authority, organization or their appointee by reason of the discovery of other losses sustained by the Company and covered by this bond.

Limit of Liability: $100,000
Deductible: $2,500

I. COMPUTER SYSTEMS

This bond covers loss incurred by reason of:

(1) the Company having transferred, paid or delivered any Funds or Property, established any credit, debited any account or given any value as the direct result of the fraudulent input of Electronic Data directly into:

(a) the Company's Computer System;
(b) the Service Bureau's Computer System;
(c) an Electronic Funds Transfer System;
(d) a Customer Communication System; or
(e) an automated teller machine;

(2) the fraudulent modification or the fraudulent destruction of Electronic Data: (i) stored within, or being run within, any of the above systems or (ii) during electronic transmission through data communication lines to the Company's Computer System, or a Service Bureau's Computer System

J. CUSTOMER VOICE INITIATED TRANSFERS

This bond covers loss resulting directly from the Company having transferred Funds from a customer's account through an Electronic Funds Transfer System, in reliance upon a customer voice initiated funds transfer instruction which was purported to be from an officer, director, partner or employee of a customer of the Company who was authorized by such customer to instruct

the Company by means of voice message transmitted by telephone to make certain funds transfers, and which instruction:

(1) was, in fact, from an impostor, or a person not authorized by the customer to issue such instructions by voice message transmitted by telephone, and which

(2) was received by an Employee of the Company specifically designated to receive and act upon such instructions; but provided that:

(a) such voice instruction was electronically recorded by the Company and proper password(s) or code words(s) given; and
(b) the voice instruction was verified by a direct call back to an employee of the customer (or a person thought by the Company to be an employee of the customer).

Provided, however, that for "Repetitive Transactions," the insured shall not be required to complete a call back as set forth in paragraph (b) above so long as a call back was made on the first of said Repetitive Transactions. In addition, the call back requirement shall also be waived for any loss resulting from a non-Repetitive Transaction that falls entirely within the deductible amount set forth in Item 5. of the Declarations.

Proof of loss for claim under the Customer Voice Initiated Electronic Funds Transfer Insuring Agreement must include electronic recordings of such voice instructions and the verification call back, if a recording of such call back was required.

K. TELEFACSIMILE TRANSFER FRAUD

This bond covers loss resulting directly from the Company having transferred or delivered Funds, Certificated Securities or Uncertificated Securities through a Computer System covered under the terms of the Computer Systems Insuring Agreement in reliance upon a fraudulent instruction received through a Telefacsimile Device or any other form of electronic communication (including but not limited to e-mail), and which instruction:

(1) purports and reasonably appears to have originated from

(a) a customer of the Company; or
(b) another financial institution; or
(c) another office of the Company

but, in fact, was not originated by the customer or entity whose identification it bears, and

(2) contains a valid test code which proves to have been used by a person who was not authorized to make use of it; and

(3) contains the name of a person authorized to initiate such transfer; and.

provided that, if the transfer was in excess of $400,000, the instruction was verified by a call-back according to a prearranged procedure.

2. DEFINITIONS

"Affiliate" means (i) any person or entity that through one or more intermediaries, is controlled by the Company; or (ii) any person or entity that through one or more intermediaries, is a successor in interest to any Company.

"Application" means each and every signed application, any attachments to such applications, other materials submitted therewith or incorporated therein and any other documents submitted in connection with the underwriting of this bond or the underwriting of any other mutual fund (or equivalent) liability bond issued by the Insurer, or any of its affiliates, of which this bond is a renewal, replacement or which it succeeds in time, including but not limited to any statement or warranties, financial information, or other information provided at any bond renewal meetings.

"Company" means: (i) any Fund and (ii) Subsidiaries.

"Defense Costs" means reasonable and necessary fees (including but not limited to legal fees and experts' fees), costs and expenses consented to by the Insurer (including premiums for any appeal bond, attachment bond or similar bond, but without any obligation to apply for or furnish any such bond) resulting from the investigation, adjustment, defense and/or appeal of a claim against the Insureds, but excluding salaries of officers of the Company, including to any Insureds who are not defendants in such claim but who are compelled to provide testimony, whether written or oral, or any other non-party witness obligation.

"Executive" means:

(1) any past, present or future director, officer, trustee (other than a bankruptcy or liquidator's trustee), observer, governor, management committee member, supervisory board or advisory board or any other executive committee, member of a board of managers or management board while performing duties as an employee;

(2) in the event the Company operates in a Foreign Jurisdiction, any past, present and future person in a position that is equivalent to an executive position listed in Item (1) of this Definition;

(3) any past, present and future General Counsel, or Risk Manager (or equivalent position) of the Named Insured;

(4) any past, present and future members of the Fund Advisory Board (the "Advisory Board"), but only in their capacities as such.

"FMR Corporate Concentric Custom Bond" means bond No. (492-60-12) issued by the Insurer to FMR Corp.

"Foreign Jurisdiction" means any jurisdiction, other than the United States or any of its territories or possessions.

"Fund" means any Fidelity Investments branded investment company(ies) and/or portfolio(s) of an investment company(ies), as defined by the Investment Company Act of 1940, advised, created, established, acquired, sponsored and/or operated by FMR LLC or any subsidiary or affiliate thereof as of or prior to the inception date of the Policy Period and (i) is not otherwise covered under the FMR Corporate Concentric Custom Policy and (ii) is listed on the Company's 17g-1 calculation report provided to the Insurer (which is updated by or on behalf of the Company quarterly). In the event that a Fund is not listed on the Company's 17g-1 calculation report due to an error or unintentional omission this policy will provide coverage to the extent it would have provided coverage had such error or unintentional omission not occurred.

Fund shall also include any Fidelity Investments branded investment company, and/or any portfolio of an investment company, as defined by the Investment Company Act of 1940, which is first advised, created, established, acquired, sponsored and/or operated by FMR LLC or any subsidiary or affiliate thereof after the inception of the Policy Period, or such entity(ies) which is/are not otherwise covered under the FMR Corporate Concentric Custom Policy, beginning as of the date of the first meeting or written consent of the management board (or equivalent governing body) of such entity. In all events, coverage as is afforded under this policy with respect to a Claim made against a new Fund or Insured thereof, shall only apply for Wrongful Acts committed or allegedly committed after the date of the first meeting or written consent of the management board (or equivalent governing body) of such Fund, and prior to the time, if any, that such person or entity ceased to be a Fund or an Insured thereof. Notwithstanding the foregoing, in all events coverage shall apply to any alleged Wrongful Acts regarding the formation of any Fund or any alleged representations or disclosures in any offering materials or prospectuses related to such Fund.

If an entity ceases to be a Fund prior to or during the Policy Period, the coverage provided under this policy with respect to such Fund and its Individual Insureds shall continue to apply with respect to any Claim for a Wrongful Act committed, attempted or allegedly committed or attempted after the time that such entity became a Fund, (or, if such Fund was originally created by the Named Company, then also with respect to such Wrongful Acts committed, attempted or allegedly committed or attempted before or after the time that such entity became a Fund) and prior to the time such entity ceased to be a Fund. Nothing contained herein shall operate to extend the length of the Policy Period.

Notwithstanding any of the above, in no event shall "Fund(s)" mean any fund currently sponsored or hereafter created or acquired by Fidelity Rutland Square Trust, Fidelity Rutland Square Trust II, Fidelity Commonwealth Trust II, North Carolina Capital Management Trust, Fidelity Select Portfolios, Variable Insurance Products Fund IV, Fidelity Advisor Series VII, Fidelity Covington Trust, or any successor company thereof.

"Individual Insured" means any: (i) Executive of the Company, (ii) outside entity executive and (iii) Employee of any Company.

"Insured" means any: (i) Company and (ii) Individual Insured.

"Interrelated Wrongful Act" means wrongful acts which are the same, related or continuous, or wrongful acts which arise from the same, related or common nexus of facts regardless of whether such claims involve the same or different claimants, Insureds or legal causes of action.

"Named Insured" means the entity stated in Item 1 of the Declarations.

"Bond Period" means: the period of time from the inception date shown in Item 2 of the Declarations to the earlier of the expiration date shown in Item 2 of the Declarations or the effective date of cancellation of this bond.

"Subsidiary" means any entity:

(a) of which the Named Insured owns on or before the inception date of this bond more than 50% of the issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries;

(b) which the Named Insured first (i) creates during the Bond Period either through one or more of its Subsidiaries regardless of asset size or (ii) acquires during the Bond Period more than 50% of its issued and outstanding voting stock or membership rights either through one or more of its Subsidiaries and whose assets total less than $2,000,000,000 as of the acquisition date;

(c) of which the Named Insured first acquires during the Bond Period more than 50% of its issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries (other than an entity described in paragraph (b) above), but only upon the condition that within 90 days of its becoming a Subsidiary, the Named Insured shall have provided the Insurer with full particulars of the new Subsidiary and agreed to any additional premium or amendment of the provisions of this bond required by the Insurer relating to such new Subsidiary; and

(d) any entity listed as such in an endorsement to this bond

An entity becomes a Subsidiary when the Named Insured owns more than 50% of the issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries. An entity ceases to be a Subsidiary when the Named Insured ceases to own 50% of the issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries. With respect to any entity that becomes a Subsidiary pursuant to Clause (c) above, if the Insurer has not notified the Named Insured of any required additional premium and/or amendment of bond before the later to occur of: (i) the entity becomes a Subsidiary, or (ii) 30 business days have passed since the notice and full particulars of such Subsidiary were provided to the Insurer as required above, then such entity shall be deemed a "Subsidiary" from the date it became a Subsidiary. The Insurer may nevertheless require additional premium and/or amendment of the provisions of this bond at any time within the first 90 days after such entity becomes a Subsidiary. In the event that the Named Insured fails to agree to any additional premium and/or amendment of the provisions of this bond so required by the Insurer within 30 days of being notified of such requirement, such entity shall cease to be a Subsidiary.

With regard to any Subsidiary referenced in (c) above, the Insurer may request underwriting information, and, if requested, the Insureds shall timely provide such information. In all events, the Named Insured shall provide the Insurer with full particulars of any newly acquired Subsidiary within 90 days or the end of the Bond Period, whichever is earlier. Further, coverage as shall be afforded to the new Subsidiary referenced in (c) above is conditioned upon the Named Insured paying when due any additional premium required by the Insurer in accordance with the foregoing definition.

In all events, coverage as is afforded under this bond with respect to a Subsidiary shall not apply for any alleged act occurring at any time when the Named Insured did not own: (i) more than 50% of the issued and outstanding voting stock or membership or other rights of such Subsidiary either through one or more of its Subsidiaries; or (ii) did not otherwise control such entity.

Nothing contained herein shall operate to extend the length of the Bond Period.

"Trade Secret" means information that has been reduced to an electronic form, including a formula, compilation, pattern, program, device method, process or technique which:

(a) derives independent economic value, actual or potential, from not being generally known and not readily ascertainable through proper means by other persons who can obtain economic advantage from its disclosure or use;
(b) is the subject of your reasonable efforts to maintain its secrecy; and
(c) is used, capable of being used, or intended to be used in commerce.

A "Trade Secret" does not include information that is the subject of a patent, copyright, trademark or service mark, or an application therefore

"Acceptance" means a draft which the drawee has, by signature written thereon, engaged to honor as presented.

"Certificate of Deposit" means an acknowledgment in writing by a financial institution of receipt of Money with an engagement to repay it.

"Certificate of Origin or Title" means a document issued by a manufacturer of personal property or a governmental agency evidencing the ownership of the personal property and by which ownership is transferred.

"Certificated Security" means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is:

(1) represented by an instrument issued in bearer or registered form;

(2) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment; and

(3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations.

"Company's Computer System" means those Computer Systems owned, leased or operated by the Company.

"Computer Program" means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data.

"Computer System" means computer hardware, software, firmware, and components thereof, including electronic data stored thereon, which are linked together through a network of two or more computers, including such networks accessible through the Internet.

"Counterfeit" means an imitation of an actual valid original which is intended to deceive and to be taken as the original.

"Custodian" means the institution designated by an Investment Company to maintain possession and control of its assets.

"Customer Communication Systems" means those communications systems which provide customers of the Insured with direct access to the Company's Computer Systems.

"Electronic Data" means facts or information converted to a form usable in a Computer System and which is stored on Electronic Data Processing Media for use by Computer Programs.

"Electronic Data Processing Media" means the punched cards, magnetic tapes, punched tapes, magnetic discs, optical storage discs, or other bulk media on which data are recorded.

"Electronic Funds Transfer System" means those systems which operate automated teller machines or point of sale terminals and include any shared networks or facilities for said system, in which the Insured participates.

"Employee" means:

(1) a natural person in the service of any Company covered hereunder whom the Insured compensates directly by salary or commissions and whom the Insured has the right to direct and control while performing services for the Insured;

(2) an attorney retained by the Insured and an employee of such attorney while either is performing legal services for the Insured;

(3) a person provided by an employment contractor to perform employee duties for the Insured under the Insured's supervision or a guest student pursuing studies or duties while performing services for a Company;

(4) an employee of an institution merged or consolidated with the Insured prior to the effective date of this bond;

(5) each natural person, partnership, corporation or other entity authorized by the Insured to perform services as data processors of checks or other accounting records related to such checks of the Insured, but only while such person, partnership, corporation or other entity is actually performing such services and not creating, preparing, modifying or maintaining the Insured's computer software or programs, herein called Processor. Each such Processor, and the partners, officers and employees of such Processor shall, collectively, be deemed to be one Employee for all the purposes of this bond; a Federal Reserve Bank or clearing house shall not be construed to be a Processor;

(6) a Partner of the Insured, unless not covered as stated in an endorsement to this bond;

(7) a natural person in the voluntary service of the Insured at any of the Insured's offices or premises covered hereunder whom the Insured has the right to direct and control while performing services for the Insured;

(8) a natural person hired as a consultant under written contract and subject to the direction and supervision of the management of the Insured while performing services for the Insured;

(9) any leased employees, outside consultants under written contract with the Insured.

"Evidence of Debt" means an instrument, including a Negotiable Instrument, executed by a customer of the Insured and held by the Insured which in the regular course of business is treated as evidencing the customer's debt to the Insured.

"False Pretense" means the delivery and transfer of tangible property on the premises of the Insured, or on the premises in which the Property is lodged or deposited, to a person on said premises as the direct result of a fraudulent representation made by said person to the Insured at the time of delivery of and transfer of said Property.

"Financial Interest" in the Insured of the Insured's general partner(s), or limited partner(s), committing dishonest or fraudulent acts covered by this bond or concerned or implicated therein means:

(1) as respects general partners, the value of all right, title and interest of such general partner(s), determined as of the close of business of the date of discovery of loss covered by this bond, in the aggregate of:

(a) the "net worth" of the Insured, which for the purposes of this bond, shall be deemed to be the excess of its total assets over its total liabilities, without adjustment to give effect to loss covered by this bond, (except that credit balances and equities in proprietary accounts of the Insured, which shall include capital accounts of partners, investment and trading accounts of the Insured, participations of the Insured in joint accounts, and accounts of partners which are covered by agreements providing for the inclusion of equities therein as partnership property, shall not be considered as liabilities) with securities, spot commodities, commodity future contracts in such proprietary accounts and all other assets marked to market or fair value and with adjustment for profits and losses at the market of contractual commitments for such proprietary accounts of the Insured; and

(b) the value of all other Money, securities and property belonging to such general partner(s), or in which such general partner(s) have a pecuniary interest, held by or in the custody of and legally available to the Insured asset-off against loss covered by this bond; provided, however, that if such "net worth" adjusted to give effect to loss covered by this bond and such value of all other Money, securities and property as set forth in (1)(b) preceding, plus the amount of coverage afforded by this bond on account of such loss, is not

sufficient to enable the Insured to meet its obligations, including its obligations to its partners other than to such general partner(s), then the Financial Interest in the Insured, as above defined, of such

general partner(s) shall be reduced in an amount necessary, or eliminated if need be, in order to enable the Insured upon payment of loss under this bond to meet such obligations, to the extent that such payment will enable the Insured to meet such obligations, without any benefit accruing to such general partner(s) from such payment; and as respects limited partners the value of such limited partner's investment in the Insured.

"Forgery" means the signing of the name of another person or organization with intent to deceive; it does not mean a signature which consists in whole or in part of one's own name signed with or without authority, in any capacity, for any purpose.

"Guarantee" means a written undertaking obligating the signer to pay the debt of another to the Insured or its assignee or to a financial institution from which the Insured has purchased participation in the debt, if the debt is not paid in accordance with its terms.

"Initial Transaction Statement" means the first written statement signed by or on behalf of the issuer of an Uncertificated Security sent by the issuer to the Insured as registered owner or registered pledgee containing:

(1) a description of the issue of which the Uncertificated Security is a part;

(2) the number of shares or units transferred to the registered owner, pledged by the registered owner to the registered pledgee, or released from pledge by the registered pledgee;

(3) the name, address and taxpayer identification number, if any, of the registered owner and registered pledgee or the pledgee whose interest was released; and

(4) a notation of any liens and restrictions of the issuer and any adverse claims to which the Uncertificated Security is or may be subject or a statement that there are no such liens, restrictions or adverse claims; and

(5) the date the transfer, pledge or release was registered.

"Instruction" means a written order to the issuer of an Uncertificated Security requesting that the transfer, pledge, or release from pledge of the Uncertificated Security specified to be registered.

"Internet" means the worldwide public network of computers as it currently exists or may be manifested in the future, including the Internet, an intranet, an extranet or a virtual private network.

"Items of Deposit" means any one or more checks and drafts.

"Letter of Credit" means an engagement in writing by a bank or other person made at the request of a customer that the bank or other person will honor drafts or other demands for payment upon compliance with the conditions specified in the Letter of Credit.

"Loan" means all extensions of credit by the Insured and all transactions creating a creditor relationship in favor of the Insured and all transactions by which the Insured assumes an existing creditor relationship.

"Money" means a medium of exchange in current use authorized or adopted by a domestic or foreign government as a part of its currency.

"Negotiable Instrument" means any writing

(1) signed by the maker or drawer; and

(2) containing any unconditional promise or order to pay a sum certain in Money and no other promise, order, obligation or power given by the maker or drawer; and

(3) is payable on demand or at a definite time; and

(4) is payable to order or bearer.

"Partner" means a natural person who

(1) is a general partner of the Insured, or

(2) is a limited partner or an Employee of a Company.

"Property" means Money, Certificated Securities, Initial Transaction Statements, any Statement of Uncertificated Securities of any Federal Reserve Bank of the United States, Negotiable Instruments, Certificates of Deposit, documents of title, Acceptances, Evidences of Debt, Security Agreements, Withdrawal Orders, Certificates of Origin or Title, Letters of Credit, insurance policies, abstracts of title, deeds and mortgages on real estate, revenue and other stamps, tokens, unsold lottery tickets, books of account, Electronic Data and Electronic Data Processing Media, and other records whether recorded in writing or electronically, gems,

jewelry, precious metals of all kinds and in any form, and tangible items of personal property which are not hereinbefore enumerated.

"Security Agreement" means an agreement which creates an interest in personal property or fixtures and which secures payment or performance of an obligation.

"Service Bureau" means a natural person, partnership, corporation or other entity authorized by written agreement to perform data processing services using Computer Systems.

"Service Bureau's Computer System" means those Computer Systems owned, leased or operated by the Service Bureau.

"Single Loss Limit" means all covered loss resulting from (a) any one act or series of related acts of burglary, robbery or attempt thereat, in which no Employee is implicated, or (b) any one act or series of related unintentional or negligent acts or omission on the part of any person (whether an Employee or not) resulting in damage to or destruction or misplacement of Property, or (c) all acts or omissions other than those specified in (a) and (b) preceding, caused by any person (whether an Employee or not) or in which such person is implicated, or (d) any one casualty or event not specified in (a), (b) or (c) preceding.

"Statement of Uncertificated Security" means a written statement of the issuer of an Uncertificated Security containing:

(1) a description of the issue of which the Uncertificated Security is a part;

(2) the number of shares or units:

- (a) transferred to the registered owner;
- (b) pledged by the registered owner to the registered pledgee;
- (c) released from pledge by the registered pledgee;
- (d) registered in the name of the registered owner on the date of the statement; or
- (e) subject to pledge on the date of the statement;

(3) the name and address of the registered owner and registered pledgee;

(4) a notation of any liens and restrictions of the issuer and any adverse claims to which the Uncertificated Security is or may be subject or a statement that there are none of those liens, restrictions or adverse claims; and

(5) the date:

- (a) the transfer of the shares or units to the new registered owner of the shares or units was registered;
- (b) the pledge of the registered pledgee was registered; or
- (c) of the statement, if it is a periodic or annual statement.

"Telefacsimile Device" means a machine capable of sending or receiving a duplicate image of a document by means of electronic impulses transmitted through a telephone line and which reproduces the duplicate image on paper.

"Trading" means trading or other dealings in securities, commodities, futures, options, foreign or Federal Funds, currencies, foreign exchange and the like.

"Transportation Company" means any organization which provides its own or leased vehicles for transportation or which provides freight forwarding or air express services.

"Uncertificated Security" means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is:

(1) not represented by an instrument and the transfer of which is registered upon books maintained for that purpose by or on behalf of the issuer;

(2) of a type commonly dealt in on securities exchanges or markets; and

(3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations.

"Withdrawal Order" means a non-negotiable instrument, other than an Instruction, signed by a customer of the Insured authorizing the Insured to debit the customer's account in the amount of Funds stated therein.

3. EXCLUSIONS

EXCLUSION SECTION I: EXCLUSIONS THAT APPLY TO ALL INSURING AGREEMENTS

This bond does not apply:

a. to any claim alleging, arising out of, based upon or attributable to the facts alleged, or to the same or related wrongful acts alleged or contained in any claim which has been reported, or in any circumstances of which notice has been given, under any bond of which this bond is a renewal or replacement;

b. to any claim arising out of, based upon or attributable to any bankruptcy, insolvency, conservatorship, receivership or liquidation of, or suspension of payment or refusal to pay, by any broker or dealer in securities or commodities, clearing agency, or any bank or banking firm, or any insurance or reinsurance entity; provided, however, this exclusion shall not apply to any claim in connection with any investment by an Insured on the behalf of customer(s) or client(s) in the securities of any entity experiencing any of the foregoing activities;

c. to any claim, arising out of, based upon or attributable to, a failure to produce securities by any broker or dealer in securities or commodities, clearing agency, or any bank or banking firm, or any insurance or reinsurance entity; provided, however, this exclusion shall not apply to Defense Costs;

d. for any amount for which the Insured is not financially liable or which any claimant is without legal recourse against the Insured, or matters which may be deemed uninsurable under the law pursuant to which this bond shall be construed, it being understood and agreed that with respect to the enforceability of the insurability of any loss, this policy shall be governed by such applicable law that most favors insurability of such loss;

e. to any claim arising out of, or attributable to any finally adjudicated violation of the Racketeer Influenced and Corrupt Organizations Act (18 USC Sections 1961 et seq., and amendments thereto) or any rules or regulation promulgated thereunder;

f. to any claim alleging, based upon or arising out of infringement of patent or misappropriation of Trade Secrets; or

g. loss of Property or Electronic Data Processing Media or Electronic Data while

    (a) in the mail, or
    (b) in the custody of any Transportation Company, unless covered under Insuring Agreement (C), except when covered under Insuring Agreement (A);

h. potential income, including but not limited to interest and dividends, not realized by the Company;

i. loss through the surrender of Property away from an office of the Company as a result of a threat:

    (a) to do bodily harm to any person, except loss of Property in transit in the custody of any person acting as messenger provided that when such transit was initiated there was no knowledge by the Company of any such threat, or
    (b) to do damage to the premises or Property of the Insured, except when covered under Insuring Agreement (A);

j. loss due to riot or civil commotion outside the United States of America and Canada and any country in which the Company maintains an office; or loss due to military, naval or usurped power, war or insurrection unless such loss occurs in transit in the circumstances recited in Insuring Agreement (B) In Transit, and unless, when such transit was initiated, there was no knowledge of such riot, civil commotion, military, naval or usurped power, war or insurrection on the part of any person acting for the Insured in initiating such transit;

k. indirect or consequential loss of any nature including damages to third parties of any type for which the insured is legally liable, except compensatory damages, but not multiples thereof;

l. loss resulting from Forgery or alteration except when covered under Insuring Agreements (A), (D), (E), or (F)

m. all fees, costs and expenses incurred by the Company:

   (1) in establishing the existence of or amount of loss covered under this bond, or
   (2) as a party to any legal proceeding whether or not such legal proceeding exposes the Company to loss covered by this bond,

except for Audit Expense, Claims Expense, or Section 5 (Defense, Investigation and Settlement)

EXCLUSION SECTION II: EXCLUSIONS THAT EXCLUSIVELY APPLY TO Insuring Agreements A THROUGH H

This bond does not apply to:

a. loss resulting from any act or acts of any person who is a member of the board of directors of the Company or a member of any equivalent body by whatsoever name known unless such person is also an Employee or an elected official of the Company in some other capacity, nor, in any event, loss resulting from the act or acts of any person while acting in the capacity of a member of such Board or equivalent body;

b. loss resulting from the complete or partial nonpayment of, or default upon, any Loan or transaction involving the Insured as a lender or borrower, or extension of credit, including the purchase, discounting or other acquisition of false or genuine accounts, invoices, notes, agreements or Evidences of Debt, whether such Loan, transaction or extension was procured in good faith or through trick, artifice, fraud or false pretenses; except when covered under Insuring Agreements (A), (D) or (E);

c. loss resulting from any violation by the Company or by any Employee

   (a) of law regulating (i) the issuance, purchase or sale of securities, (ii) securities transactions upon security exchanges or over the counter market, (iii) investment companies, or (iv) investment advisers, or
   (b) of any rule or regulation made pursuant to any such law, unless with respect to (a) and (b) that the act or acts which caused the said loss involved fraudulent or dishonest conduct which would have caused a loss to the Company in a similar amount in the absence of such laws, rules or regulations;

d. loss resulting from the failure of a financial or depository institution, or its receiver or liquidator, to pay or deliver, on demand of the Company, Funds or Property of the Company held by it in any capacity, except when covered under Insuring Agreements (A) or (B);

e. loss caused by an Employee, except when covered under Insuring Agreement (A) or when covered under Insuring Agreement (B) or (C) and resulting directly from misplacement, mysterious unexplainable disappearance or destruction of or damage to Property;

f. loss resulting from transactions in a customer's or the Company's account, whether authorized or unauthorized, except the unlawful withdrawal and conversion of Money, securities or precious metals, directly from a customer's or the Insured's account by an Employee provided such unlawful withdrawal and conversion is covered under Insuring Agreement (A);

g. damages resulting from any civil, criminal or other legal proceeding in which the Company is finally adjudicated in an action or proceeding to have engaged in racketeering activity except when the Company establishes that the act or acts giving rise to such damages were committed by an Employee under circumstances which result directly in a loss to the Company covered by Insuring Agreement (A). For the purposes of this exclusion, "racketeering activity" is defined in 18 United States; Code 1961 et seq., as amended;

h. loss resulting from the use or purported use of credit, debit, charge, access, convenience, identification, cash management or other cards:

(1) in obtaining credit or funds,

(2) in gaining access to automated mechanical devices which, on behalf of the Insured, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, or

(3) in gaining access to point of sale terminals, customer-bank communication terminals, or similar electronic terminals of Electronic Funds Transfer Systems, whether such cards were issued, or purport to have been issued, by the Company or by anyone other than the Company, except when covered under Insuring Agreement (A);

i. loss involving automated mechanical devices which, on behalf of the Company, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, except when covered under Insuring Agreement (A);

j. loss resulting from payments made or withdrawals from a depositor's or customer's account involving erroneous credits to such account, unless such payments or withdrawals are physically received by such depositor or customer or representative of such depositor or customer who is within the office of the Company at the time of such payment or withdrawal, or except when covered under Insuring Agreement (A);

k. loss involving Items of Deposit which are not finally paid for any reason, including but not limited to Forgery or any other fraud, except when covered under Insuring Agreement (A);

l. loss resulting from counterfeiting, except when covered under Insuring Agreements (A), (E) or (F);

m. loss of any tangible item of personal property which is not specifically enumerated in the paragraph defining Property if such property is specifically insured by other insurance of any kind and in any amount obtained by the Company, and in any event, loss of such property occurring more than 60 days after the Company takes possession of such property, except when covered under Insuring Agreements (A) or (B);

n. Loss, under Insuring Agreement (A) resulting from any dishonest or fraudulent act or acts committed by any non-Employee who is a securities, commodities, money, mortgage, real estate, loan, insurance, property management, investment banking broker, agent or other representative of the same general character;

o. loss caused by a Partner of the Company unless the amount of such loss exceeds the Financial Interest in the Company of such Partner and the retention applicable to this bond, and then for the excess only;

p. loss resulting from any actual or alleged representation, advice, warranty or Guarantee as to the performance of any investments unless the act or acts which caused such loss involved fraudulent or dishonest conduct which would have covered a loss to the Company in a similar amount in the absence of such laws, rules or regulations;

q. loss due to liability imposed upon the Company as a result of the unlawful disclosure of non-public material information by the Company or any Employee, or as a result of any Employee acting upon such information, whether authorized or unauthorized.

EXCLUSION SECTION III: EXCLUSIONS THAT EXCLUSIVELY APPLY TO Insuring Agreements--I THROUGH K

This bond does not apply to:

a. loss resulting from the fraudulent preparation or fraudulent modification of Computer Programs unless covered under Insuring Agreement I;

b. loss caused by an identifiable employee of the Company or by a person or persons in collusion with an Employee of the Company. Prior knowledge by any that a fraudulent act by a person, or persons, not in the employ of the Company, has been, or will be, perpetrated shall, for the intent and purpose of this bond, be deemed to be collusion should said Employee willfully or deliberately withhold this knowledge from the Company. The withholding of knowledge from the Company by an Employee because of a threat to do bodily harm to any person, or to do damage to the premises or Property of the Company, shall not be deemed to be or to constitute collusion;

c. loss resulting from the assumption of liability by the Company by contract unless the liability arises from a loss covered by Insuring Agreements (I) , (J) or (K) and would be imposed on the Company regardless of the existence of the contract;

d. loss resulting from:

   (a) written Instructions or advices, or

   (b) telegraphic or cable instructions or advices;

e. loss resulting from Negotiable Instruments, securities, documents or other written instruments which bear a forged signature, or are counterfeited, altered or otherwise fraudulent and which are used as source documentation in the preparation of Electronic Data or manually keyed into a data terminal;

f. loss resulting from the accessing of any confidential information including, but not limited to, Trade Secret information, Computer Programs or customer information unless such information is used to commit a fraud that otherwise would be independently covered under this bond.;

g. loss resulting from (1) mechanical failure, faulty construction, error in design, latent defect, fire, wear or tear, gradual deterioration, electrical disturbance or electrical surge, which affects a Computer System, or (2) failure or breakdown of Electronic Data Processing Media, or (3) error or omission in programming or processing;

h. loss resulting from the fraudulent preparation or fraudulent modification of electronic computer instructions;

i. loss resulting from the input of Electronic Data at an authorized electronic terminal of an Electronic Funds Transfer System or a Customer Communication System by a customer, or other person, who had authorized access to the customer's authentication mechanism;

j. loss resulting from fraudulent features contained in electronic computer instructions developed for sale to, or sold to, multiple customers at the time of their acquisition from a vendor or consultant;

k. loss resulting from the assumption of liability by the Company by contract unless the liability arises from a loss covered by the Insuring Agreements (K), (I) or (J) and would be imposed on the Company regardless of the existence of the contract.

4. OWNERSHIP

This bond shall apply to loss of Property (1) owned by the Insured, (2) held by the Insured in any capacity, or (3) for which the Insured is legally liable. This bond shall be for the sole use of the benefit of the Insured named in the Declarations.

5. DEFENSE, INVESTIGATION AND SETTLEMENT (INCLUDED IN THE LIMIT OF LIABILITY)

A. DEFENSE

Except as hereinafter stated, the Insurer shall advance Defense Costs, excess of any applicable retention amount pursuant to Clause 8 hereof, and applicable law no later than ninety (90) days (in the case of an Individual Insured sixty (60) days) after the receipt by the Insurer of written notice of such costs. The Insureds shall defend any claim made against them. The Insured shall give the Insurer such information and cooperation as it may reasonably require. The Insurer shall be entitled to effectively associate in the defense and settlement of any claim that appears reasonably likely to involve the Insurer, including, but not limited to, the right to effectively associate in the negotiation of a settlement.

B. INVESTIGATION AND SETTLEMENT

The Insurer shall have the right to make any investigation it deems necessary with respect to any claim or notice of circumstances under this bond at its own expense.

The Insured shall not admit liability for or settle any claim or incur any Defense Costs without the Insurer's prior written consent, which consent shall not be unreasonably withheld; however, if the Insured is able to dispose of all claims which are subject to one retention amount for an amount not exceeding the retention amount (inclusive of Defense Costs), then the Insurer's consent shall not be required for such claims.

If the Insurer recommends a settlement within the bond's applicable Single Loss Limit which is acceptable to the claimant and the Insureds do not consent to such settlement then, subject to the applicable limit of liability, the Insurer's liability for all loss on account of such claim shall not exceed: (1) the amount for which the Insurer could have settled such claim plus Defense Costs incurred as of the date such settlement was proposed, plus (2) 50% of covered loss in excess of such settlement amount, it being a condition of this insurance that the remaining 50% of such loss excess of the settlement amount shall be carried by the Company and the Insureds at their own risk and be uninsured. Notwithstanding the foregoing, this paragraph shall not apply until the settlement amount exceeds the retention amount stated in Item 5 of the Declarations.

The Insurer shall not be obligated to pay any claim or judgment of Defense Costs after the limit of liability set forth in Item 4 of the Declarations has been exhausted by payment by the Insurer of judgments, settlements, Defense Costs or any other covered loss.

6. TERRITORY

This bond shall apply to any claim made against any Insured anywhere in the world. All premiums, limits, retentions, loss and other amounts under this bond are expressed and payable in the currency of the United States of America. If judgment is rendered, settlement is denominated or other elements of loss are stated or incurred in a currency other than United States of America dollars, payment of covered loss due under this bond (subject to the terms, conditions and limitations of this bond) will be made either in such other currency (at the option of the Insurer and if agreeable to the Named Insured) or, in United States of America dollars, at the rate of exchange published in The Wall Street Journal on the date the Insurer's obligation to pay such loss is established (or if not published on such date the next publication date of The Wall Street Journal).

Payment of loss under this bond shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanction laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

In regard to claims brought and maintained solely in a Foreign Jurisdiction against the Company operating in such Foreign Jurisdiction or an Individual Insured thereof for acts committed in such Foreign Jurisdiction, the Insurer shall apply to such claim(s) those terms and conditions (and related provisions) of the Foreign Bond registered with the appropriate regulatory body in such Foreign Jurisdiction or regularly offered for sale in that Foreign Jurisdiction that are more favorable to such Insured than the terms and conditions of this bond.

For purposes of this extension, "Foreign Bond" means the Insurer's or any other affiliate company of Chartis Insurance Company executive managerial liability bond (including all mandatory endorsements, if any) approved by Chartis Insurance Company or such affiliate company to be sold within a Foreign Jurisdiction that provides coverage substantially similar to the coverage afforded under this bond. If more than one such bond exists, then "Foreign Bond" means such standard bond most recently registered in the local language of the Foreign Jurisdiction, or if no such bond has been registered, then the bond most recently regularly offered for sale in that Foreign Jurisdiction. The term "Foreign Bond" shall not include any partnership managerial or pension trust bond.

7. LIMIT OF LIABILITY (INCLUDING DEFENSE COSTS)

The limit of liability stated in the Declarations is the aggregate limit of the Insurer's liability for all loss arising out of claims first discovered and reported to the Insurer during the Bond Period or during the Extended Reporting Period, regardless of the number of Insureds, claims or claimants. The aggregate limit of liability for the Extended Reporting Period shall be part of, and not in addition to, the aggregate limit of liability for the Bond Period. The Insurer shall be absolutely entitled to pay settlements, judgments, awards and Defense Costs as they become due and payable by the Insured without consideration of other future payment obligations. Defense Costs are subject to, part of, and not payable by the Insurer in addition to, the limit of liability.

8. RETENTION

The Insurer shall only be liable for the amount of loss arising from any claim, which is in excess of the retention amount stated in Item 5 of the Declarations, such retention amount shall be borne by the Insured and remain uninsured. A single retention amount shall apply to all amounts payable hereunder arising from all claims alleging the same act or interelated wrongful acts.

It is further understood and agreed that in the event a Company refuses or is unable to pay an applicable retention as required under Coverage II due to financial insolvency, then the Insurer shall commence advancing Defense Costs within the retention and pursuant to the other terms, conditions and exclusions of this bond, provided that the Insurer shall be entitled to recover the amount of Defense Costs advanced within the retention from the Company pursuant to Clause 13. SUBROGATION.

9. NOTICE/CLAIM REPORTING PROVISIONS

Notice hereunder shall be given in writing to Vice President, Financial Institutions Claims, Chartis, Financial Lines Claims, P.O. Box 25947, Shawnee Mission, KS 66225. If mailed, the date of mailing of such notice shall constitute the date that such notice was given and proof of mailing shall be sufficient proof of notice. Notice given by or on behalf of the Insured to any authorized representative of the Insurer shall be deemed notice to the Insurer.

(i) (a) The Insured shall, as a condition precedent to the obligations of the Insurer under this bond, give written notice of a claim or claim made against an Insured as soon as practicable after a Vice President in the Fidelity Insurance & Risk Management Department first becomes aware of the claim, but in all events no later than either: the end of the Bond Period (if applicable), or

(b) within 60 days after the end of the Bond Period or the Extended Reporting Period (if applicable), as long as such claim was first made against an Insured within the final 60 days of the Bond Period or the Extended Reporting Period (if applicable).

It being understood and agreed that the limitations provided in sub-sections (a) and (b) above shall not apply unless the Insurer has been prejudiced by non-compliance with such provisions.

(ii) If during the Bond Period or during the Extended Reporting Period (if applicable), written notice of a claim has been given to the Insurer pursuant to Clause 9(a) above, then any claim which is subsequently made against the Insured and reported to the Insurer alleging, arising out of, based upon or attributable to the facts alleged in the claim of which such notice has been given, or alleging any act which is the same as or related to any act alleged in the claim of which such notice has been given, shall be considered related to the first claim and made at the time such notice was given.

(iii) If during the Bond Period or during the Extended Reporting Period (if applicable), the Insured shall become aware of any circumstances which may reasonably be expected to give rise to a claim being made against the Insured and shall give written notice to the Insurer of the circumstances and the reasons for anticipating such a claim, with full particulars as to dates and persons involved, then any claim which is subsequently made against the Insured and reported to the Insurer alleging, arising out of, based upon or attributable to such noticed circumstances or alleging any act which is the same as or related to any act alleged or contained in such noticed circumstances, shall be considered made at the time such notice of such circumstances was given.

10. COOPERATION

The Insured shall cooperate with the Insurer and, upon the Insurer's request, assist in making settlements, in the conduct of suits or proceedings, and in enforcing any right of contribution or indemnity against any person or organization who may be liable to the Insured. The Insured shall attend hearings, trials and depositions and shall assist in securing and giving evidence and obtaining the attendance of witnesses.

11. EXTENDED REPORTING PERIOD

If the Insurer or the Named Insured shall cancel or decline to renew this bond, the Insured shall have the right, upon payment of an additional premium in an amount not to exceed 150% of the full annual premium, to a period of one year following the effective date of such cancellation or non-renewal (herein referred to as the Extended Reporting Period) in which to give written notice to the Insurer of claims first made against the Insured during such Extended Reporting Period for any act occurring prior to the end of the Bond Period and otherwise covered by this bond. The rights contained in this clause shall terminate, however, unless written notice of such election together with the additional premium due is received by the Insurer within thirty (30) days of the effective date of cancellation or non-renewal. The additional premium for the Extended Reporting Period shall be fully earned at the inception of the Extended Reporting Period. The Extended Reporting Period is not cancelable. This clause and the rights contained herein shall not apply to any cancellation resulting from non-payment of premium.

The offer by the Insurer of renewal terms, conditions, limit of liability and/or premiums different from those of the expiring bond shall not constitute a declination to renew by the Insurer.

12. CANCELLATION CLAUSE

This bond may not be canceled by the Insured or the Insurer, except as indicated below.

This bond may be canceled by or on behalf of the Insurer in the event of non-payment of premium by the Insured. In the event of non-payment of premium by the Insured, the Insurer may cancel this bond by delivering to the Insured or by mailing to the Insured, by registered, certified, or other first class mail, at the Insured's address as shown in Item 1(a) of the Declarations, written notice stating when, not less than 15 days thereafter, the cancellation shall be effective. The mailing of such notice as aforesaid shall be sufficient proof of notice. The Bond Period terminates at the date and hour specified in such notice, or at the date and time of surrender.

Notwithstanding the above, any layer of insurance for which any insurer on this bond or any excess layer above it participates may be cancelled by the Insured in the event that the A.M. Best rating of that insurer is determined to be below an A rating. In no way does the cancellation of any layer of insurance affect the other layers of insurance, and, specifically, no insurer will be required to attach at a lower level or participate to a greater extent on a quota share than it otherwise would had no cancellation taken place. In the event of cancellation by either the Insurer or the Insured as indicated above, the Insurer shall be entitled to the annual premium on a pro-rate basis and, if applicable, shall return such unused premium to the Insured within 10 days of cancellation.

If the period of limitation relating to the giving of notice as set forth in this Clause is also set forth in any law controlling the construction thereof, then such period shall be deemed to be amended so as to be equal to the minimum period of limitation set forth in the controlling law.

13. SUBROGATION

In the event of any payment under this bond, the Insurer shall be subrogated to the extent of such payment to all the Insured's rights of recovery therefor, and the Insured shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights. The Insured shall do nothing to prejudice such rights. Any amount recovered in excess of the Insurer's total payment shall be restored to the Insured, less the cost to the Insurer of recovery. In no event, however, shall the Insurer exercise its rights of subrogation against an Insured under this bond unless such Insured has been convicted of a deliberate criminal act, or been determined, through a final non-appealable adjudication in an action or proceeding other than an action or proceeding initiated by the Insurer to determine coverage under the bond establishes the Insured, to have in fact committed a deliberate fraudulent act or obtained any profit or advantage to which such Insured was not legally entitled.

In the event that the Insurer shall for any reason pay indemnifiable loss on behalf of an Individual Insured, the Insurer shall have the contractual right hereunder to recover from the Company the amount of such loss equal to the amount of the retention not satisfied by the Company and shall be subrogated to the rights of the Individual Insureds hereunder.

14. OTHER INSURANCE

Such insurance as is provided by this bond shall apply only as excess over any other valid and collectible insurance, unless such other insurance is written only as specific excess insurance over the limit of liability provided by this bond.

However, in the event of a claim under this bond for any alleged act(s) (including Interrelated Wrongful Acts) and such claim is also a valid and collectible covered claim (as "claim" is defined under the FMR Corporate Concentric Custom Bond) under the FMR Corporate Concentric Custom Bond, this bond, subject to this bond's terms and conditions, shall also cover such claim, but only to the extent that such claim is not valid and collectible under the FMR Corporate Concentric Custom Bond.

15. NOTICE AND AUTHORITY

It is agreed that any Vice President within the Fidelity Insurance Risk Management Department shall act on behalf of all Insureds with respect to the giving and receiving of notice of claim and cancellation, the payment of premiums and the receiving of any return premiums that may become due under this bond, the receipt and acceptance of any endorsements issued to form a part of this bond and the exercising or declining to exercise any right to an Extended Reporting Period.

16. ASSIGNMENT

Assignment of interest under this bond shall not bind the Insurer until its consent is endorsed hereon; however, subject otherwise to the terms hereof, this bond shall cover the estate, heirs or legal representative of the Insured in the event of the Insured's death, bankruptcy, insolvency or being adjudged incompetent.

17. ACTION AGAINST INSURER

Except as provided in Clause 19 of this bond, no action shall lie against the Insurer unless, as a condition precedent thereto, there shall have been full compliance with all of the terms of this bond, nor until the amount of the Insured's obligation to pay shall have been finally determined either by judgment against the Insured after actual trial or by written agreement of the Insured, the claimant and the Insurer.

Any person or organization or the legal representative thereof who has secured such judgment or written agreement shall thereafter be entitled to recover under this bond to the extent of the insurance afforded by this bond. No person or organization shall have any right under this bond to join the Insurer as a party to any action against the Insured to determine the Insured's liability, nor shall the Insurer be impleaded by an Insured or his, her or its legal representative. Bankruptcy or insolvency of an Insured or of his, her or its estate shall not relieve the Insurer of any of its obligations hereunder.

18. SERVICE OF SUIT

It is agreed that in the event of failure of the Insurer to pay any amount claimed to be due hereunder, the Insurer, at the request of the Insured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this condition constitutes or should be understood to constitute a waiver of the Insurer's right to commence an action in any court of competent jurisdiction in the United States to remove an action to a United States District Court or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Counsel, Legal Department, American International Specialty Lines Insurance Company, 175 Water Street, New York, NY 10270 or his or her representative, and that in any suit instituted against the Insurer upon this contract, the Insurer will abide by the final decision of such court or of any appellate court in the event of any appeal.

Further, pursuant to any statute of any state, territory, or district of the United States which makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner, or Director of Insurance, other officer specified for that purpose in the statute, or his or her successor or successors in office as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Insured or any beneficiary hereunder arising out of this contract of insurance, and hereby designates the above named Counsel as the person to whom the said officer is authorized to mail such process or a true copy thereof.

19. DISPUTE RESOLUTION PROCESS

It is hereby understood and agreed that all disputes or differences which may arise under or in connection with this bond, whether arising before or after termination of this bond, including any determination of the amount of loss, shall be submitted to the alternative dispute resolution ("ADR") process set forth in this clause.

Either the Insurer or an Insured may elect the type of ADR process discussed below; provided, however, that such Insured shall have the right to reject the Insurer's choice of the type of ADR process at any time prior to its commencement, in which case such Insured's choice of ADR process shall control.

The Insurer and each and every Insured agrees that there shall be two choices of ADR process: (1) non-binding mediation administered by the American Arbitration Association, in which the Insurer and any such Insured shall try in good faith to settle the dispute by mediation under or in accordance with its then-prevailing Commercial Mediation Rules; or (2) arbitration submitted to the American Arbitration Association in accordance with its then-prevailing Commercial Arbitration Rules, in which the arbitration panel shall consist of three disinterested individuals. In either mediation or arbitration, the mediator or arbitrators shall have knowledge of the legal, corporate management, or insurance issues relevant to the matters in dispute. The mediator or arbitrators shall also give due consideration to the general principles of the law of the state where the Named Insured is incorporated in the construction or interpretation of the provisions of this bond. In the event of arbitration, the decision of the arbitrators shall be final and binding and provided to both parties, and the arbitrators' award shall not include attorneys fees or other costs. In the event of mediation, either party shall have the right to commence a judicial proceeding; provided, however, that no such judicial proceeding shall be commenced until the mediation shall have been terminated and at least 30 days shall have elapsed from the date of the termination of the mediation. In all events, each party shall share equally the expenses of the ADR process.

The laws of the State of New York shall apply, except with regards, to (a) the procurements, issuance or delivery of this bond, including any provisions of the bond relating to its cancellation or nonrenewal (if any), or any other New York State regulations or requirements regarding policies issued pursuant to New York State Insurance Law; and (b) the determination of the availability of punitive damages, unless New York law otherwise applies.

Either choice of ADR process may be commenced in New York, New York; or in the state indicated in Item 1(a) of the Declarations as the mailing address for the Named Insured. The Named Insured shall act on behalf of each and every Insured in deciding to proceed with an ADR process under this clause.

20. ORDER OF PAYMENTS

In the event of loss arising from a claim for which payment is due under this bond, the Insurer shall in all events:

a. first, pay loss for which coverage is provided under Coverage Section II.A and then Coverage Section II.C of this bond; then

b. pay such other loss for which coverage is provided under this bond.

The bankruptcy or financial insolvency of any Company shall not relieve the Insurer of any of its obligations to prioritize payment of covered loss under this bond pursuant to this Clause 21.

21. REPRESENTATION OF INSURED

D. The Insured represents that the information furnished in the application for this bond is complete, true and correct in all material respects. The individual signing the application hereby makes such representation on behalf of himself/herself and the Company under the attached bond (as that term is defined in the attached bond) after inquiry of all the directors and officers of the Insured and its subsidiaries, to the extent coverage is granted to any of its subsidiaries under the attached bond.

Such application constitutes part of this bond. Any intentional misrepresentation, omission, concealment or incorrect statement of a material fact, in the application or otherwise, shall be grounds for the rescission of this bond.

22. MOST FAVORABLE JURISDICTION

It is hereby understood and agreed that, solely with respect to the enforceability of any coverage for punitive, exemplary, and multiplied damages, this bond shall be governed by such applicable law that most favors coverage for such penalties and punitive, exemplary, and multiplied damages.

23. HEADINGS

The descriptions in the headings of this bond are solely for convenience, and form no part of the terms and conditions of coverage.

ENDORSEMENT# *1*

This endorsement, effective at *12:01 AM* *July 1, 2015* forms a part of
Policy No. *01-421-08-60*
Issued to: *ALL FIDELITY FUNDS*

By: *National Union Fire Insurance Company of Pittsburgh, Pa.*

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

ECONOMIC SANCTIONS ENDORSEMENT

This endorsement modifies insurance provided under the following:

The Insurer shall not be deemed to provide cover and the Insurer shall not be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the Insurer, its parent company or its ultimate controlling entity to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union or the United States of America.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *2*

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

COMPUTER VIRUS RIDER

In consideration of the premium charged, it is hereby understood and agreed that the bond is hereby amended by adding the following Insuring Agreement to the bond as follows:

DESTRUCTION OF DATA OR PROGRAMS BY HACKER

Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of the Computer Systems Insuring Agreement attached to this bond.

The liability of the Underwriter shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured.

In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Underwriter will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability.

Solely with respect to the coverage provided by this rider, the following Definitions are added to the bond:

(i) Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data;

(ii) Computer System means:

(1) computers with related peripheral components, including storage components wherever located,
(2) systems and applications software,
(3) terminal devices, and
(4) related communication networks, including the Internet,

by which Electronic Data are electronically collected, transmitted, processed, stored and retrieved;

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

(iii) Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs, and which is stored on magnetic tapes or disks, or optical storage disks or other bulk media;

DESTRUCTION OF DATA OR PROGRAMS BY VIRUS

Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of the Computer Systems Insuring Agreement attached to this bond if such destruction or damage was caused by a computer program or similar instruction which was written or altered to incorporate a hidden instruction designed to destroy or damage Electronic Data or Computer Programs in the Computer System in which the computer program or instruction so written or so altered is used.

The liability of the Underwriter shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured.

In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Underwriter will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability.

Solely with respect to the coverage provided by this rider, the following Definitions are added to the bond:

(i) Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data;

(ii) Computer System means:

(5) computers with related peripheral components, including storage components wherever located,

(6) systems and applications software,

(7) terminal devices, and

(8) related communication networks, including the Internet,

ENDORSEMENT# *2* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

by which Electronic Data are electronically collected, transmitted, processed, stored and retrieved;

(iii) Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs, and which is stored on magnetic tapes or disks, or optical storage disks or other bulk media.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *3*

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

TIE-IN OF LIMITS ENDORSEMENTS - ABSOLUTE

In consideration of the premium charged, it is hereby understood and agreed that the combined **Limit of Liability** of the **Insurer** for all **Claims** both under this policy's **Limit of Liability**, as set forth in the Declarations of this policy, and also under policy No. *01-421-08-56* issued to *ALL FIDELITY FUNDS* by *National Union Fire Insurance Company of Pittsburg* (or any renewal or replacement of such policy or which succeeds such policy in time) ("**Other Chartis Policy**"), shall be *$15,000,000*.

Accordingly, the **Limit of Liability** for **Loss** under this policy shall be reduced by **Loss** incurred under the **Other Chartis Policy** because the **Limit of Liability** under the **Other Chartis Policy** is now part of and not in addition to the **Limit of Liability** of this policy as set forth in the Declarations of this policy.

Finally, nothing in this endorsement shall be construed to increase the **Insurer's Limit of Liability** set forth in the Declarations of such **Other Chartis Policy** which shall remain the maximum liability of the **Insurer** for all **Claims** under such **Other Chartis Policy**, or the **Insurer's Limit of Liability** under this policy as set forth in the Declarations of this policy which shall remain the maximum liability of the **Insurer** for all **Loss** in the aggregate under this policy.

ALL OTHER TERMS, CONDITIONS, AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

END 003

ENDORSEMENT# *4*

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

FACSIMILE SIGNATURE

It is agreed that:

1. The attached bond is hereby amended by adding an additional Agreement as follows:
2.

Loss resulting directly from the fact that an issuer of securities, transfer agent, bank, banker, or trust company received from the Insured or the New York Stock Exchange specimen copies of the Insured's mechanically reproduced facsimile signature and acted in reliance upon any false, fraudulent or unauthorized reproduction of such facsimile signature, whether such facsimile signature is the facsimile signature duly adopted by the Insured or is one resembling or purporting to be such facsimile signature, regardless of by whom or by what means the same may have been imprinted, and whether or not such loss is sustained by reason of the Insured's having entered into an agreement to be legally liable when such facsimile signature or one resembling or purporting to be such facsimile signature is used, provided, however, that

(a) such facsimile signature is used on a document

(1) as the signature to an assignment or other instrument authorizing or effecting the transfer of shares of stock, or other registered securities, which may now or at any time hereafter be registered in the name of the Insured on the books of the association, company or corporation issuing the same; or

(2) as the signature to a power of substitution, designating a substitute or substitutes to make the actual transfer on the books of the issuer of shares of stock, or other registered securities, in respect of which the Insured may now or at any time hereafter be named as attorney to effect and transfer, whether said power of substitution is embodied in an endorsement on the certificate for said shares of stock or other registered security or in a separate instrument;

(b) the New York Stock Exchange has not interposed any objections to the use by the Insured of such facsimile signature and such agreement, if any, was required by the said Exchange as a condition to its failing to interpose any such objection; an

(c) this Insuring Agreement shall not apply to any Certificated Securities which are counterfeit.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# 5

This endorsement, effective 12:01 AM July 1, 2015 forms a part of policy number 01-421-08-60 issued to ALL FIDELITY FUNDS

by National Union Fire Insurance Company of Pittsburgh, Pa.

NOTICE OF CLAIM
(REPORTING BY E-MAIL)

In consideration of the premium charged, it is hereby understood and agreed as follows:

1. *Email Reporting of Claims*: In addition to the postal address set forth for any Notice of Claim Reporting under this policy, such notice may also be given in writing pursuant to the policy's other terms and conditions to the Insurer by email at the following email address:

   c-claim@AIG.com

   Your email must reference the policy number for this policy. The date of the Insurer's receipt of the emailed notice shall constitute the date of notice.

   In addition to Notice of Claim Reporting via email, notice may also be given to the Insurer by mailing such notice to: AIG, Financial Lines Claims, P.O. Box 25947, Shawnee Mission, KS 66225 or faxing such notice to (866) 227-1750.

2. *Definitions*: For this endorsement only, the following definitions shall apply:

   (a) "Insurer" means the "Insurer," "Underwriter" or "Company" or other name specifically ascribed in this policy as the insurance company or underwriter for this policy.

   (b) "Notice of Claim Reporting" means "notice of claim/circumstance," "notice of loss" or other reference in the policy designated for reporting of claims, loss or occurrences or situations that may give rise or result in loss under this policy.

   (c) "Policy" means the policy, bond or other insurance product to which this endorsement is attached.

3. This endorsement does not apply to any Kidnap & Ransom/Extortion Coverage Section, if any, provided by this policy.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

END 005

ENDORSEMENT# *6*

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

AMEND INSURING AGREEMENT

The following Insuring Agreements will be added to the bond:

Stop Payment

Loss against any and all sums which the Company shall become obligated to pay by reason of the liability imposed upon the Company by law for damages:

(a) for having either complied with or failed to comply with any written notice of any customer, shareholder or subscriber of the Company or any authorized representative of such customer, shareholder or subscriber to stop payment of any check or draft made or drawn by such customer, shareholder, or subscriber or any authorized representative of any customer, shareholder or subscriber; or

(b) for having refused to have any draft made or drawn by any customer, shareholder or subscriber of the Company or any authorized representative of such shareholder, subscriber or representative.

Limit of Liability:	$100,000
Deductible:	$2,500

The following is added to the definition of Employee:

(8) directors or trustees of the Company, the investment advisor, underwriter (distributor), transfer agent or shareholder accounting record keeper or administrator authorized by written agreement to keep financial and/or other required records but only while performing acts coming within the scope of the usual duties of an officer or employee.

(9) any officer or Partner or Employee of:

an investment advisoran underwriter (distributor)a transfer agent or shareholder accounting record-keeperan administrator authorized by written agreement to keep financial and/or other required records for a Company.

(12) Any officers or employees of any predecessor of the Insured whose principal assets are acquired by the Company by consolidation or merger with, or purchase of assets or capital stock if such predecessor.

ENDORSEMENT# *6* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

The following definition is added to the bond:

Larceny and Embezzlement as it applies to any Named Insured means those acts as set forth in Section 37 of the Investment Company Act of 1940.

The following condition is added to the bond:

Central Handling of Securities

Securities included in the systems for the central handling of securities established and maintained by Depository Trust Company, Midwest Depository Trust Company, Pacific Securities Depository Trust Company, and Philadelphia Depository Trust Company, hereinafter called Corporations, to the extent of the Insured's interest therein as effective by the making of appropriate entries on the books and records of such Corporations shall be deemed to be Property.

The words "Employee" and "Employees" shall be deemed to include the officers, partners, clerks and other employees of the New York Stock Exchange, Boston Stock Exchange, Midwest Stock Exchange, Pacific Stock Ex- change and Philadelphia Stock Exchange, hereinafter called Exchanges, and of the above named Corporations, and of any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and any employee of any recognized service company, while such officers, partners, clerks and other employees and employees of service companies perform services for such Corporations in the operation of such systems. For the purpose of the above definition a recognized service company shall be any company providing clerks or other personnel to said Exchanges or Corporation on a contract basis.

The Insurer shall not be liable on account of any loss(es) in connection with the central handling of securities within the systems established and maintained by such Corporations, unless such loss(es) shall be in excess of the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations, against such loss(es), and then the Insurer shall be liable hereunder only for the Insured's share of such excess loss(es), but in no event for more than the Limit of Liability applicable hereunder.

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

For the purpose of determining the Insured's share of excess loss(es) it shall be deemed that the Insured has an interest in any certificate representing any security included within such systems equivalent to the interest the Insured then has in all certificates representing the same security included within such systems and that such Corporations shall use their best judgement in apportioning the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations against such loss(es) in connection with the central handling of securities within such systems among all those having an interest as recorded by appropriate entries in the books and records of such Corporations in Property involved in such loss(es) on the basis that each such interest shall share in the amount(s) so recoverable or recovered in the ratio that the value of each such interest bears to the total value of all such interests and that the Insured's share of such excess loss(es) shall be the amount of the Insured's interest in such Property in excess of the amount(s) so apportioned to the Insured by such Corporations.

This bond does not afford coverage in favor of such Corporations or Exchanges or any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and upon payment to the Insured by the Insurer on account of any loss(es) within the systems, an assignment of such of the Insured's rights and causes of action as it may have against such Corporations or Exchanges shall to the extent of such payment, be given by the Insured to the Insurer, and the Insured shall execute all papers necessary to secure to the Insurer the rights provided for herein.

The following is added to Section 9 - Notice/Claim Reporting Provisions:

Upon the detection by any Company that an Employee has committed any dishonest or fraudulent act(s) of theft, the Company shall immediately remove such Employee from a position that may enable such Employee to cause the Company to suffer a loss by any subsequent dishonest or fraudulent act(s) of theft. The Company, within forty-eight (48) hours of such detection, shall notify the Insurer with full and complete particulars of the detected dishonest or fraudulent act(s) of theft.

ENDORSEMENT# *6* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

The following Insuring Agreement is added:

Unauthorized Signatures

Loss resulting directly from the Company having accepted, paid, or cashed any original check or withdrawal order made to drawn on a customer's account which bears the signature or endorsement of one other than a person whose name and signature is on file with the Company as a signatory on such account. It shall be a condition precedent to the Company's right of recovery under this Insuring Agreement that the Insured shall have on file, signatures of all persons who are signatories on such account.

The Single Loss limit under this Insuring Agreement is $3,000,000, which is part of and not in addition to the Aggregate Limit shown on the Declaration Page of this bond. A retention of $25,000 applies to each and every loss.

The following Insuring Agreement is added:

Claims Expense

Reasonable expenses necessarily incurred and paid by the Company in preparing any valid claim for loss as defined in the bond, and any other valid coverage added by rider which loss exceeds the applicable retention amount. The Insurer's maximum liability for such expenses paid by the Company in preparing any one such claim shall be limited to $100,000, such aggregate limit is provided as part of, and not in addition to, the Aggregate Limit of Liability shown on the Declaration Page. A $2,500 retention will apply to each and every loss.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *7*

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

AUTOMATED PHONE SYSTEM

It is agreed:

1. The attached bond is amended by adding and Insuring Agreement as follows:

   I. Loss caused by an Automated Phone System (APS) Transaction, where the request for such APS Transaction is unauthorized or fraudulent and is made with the manifest intent to deceive; provided, that the entity which receives such request generally maintains and follows during the bond period all APS Designated Procedures with respect to APS Transactions. The unintentional isolated failure of such entity to maintain and follow a particular APS Designated Procedure in a particular instance will not preclude coverage under this Insuring Agreement, subject to the exclusions herein and in the bond.

      1. Definitions. The following terms used in this Insuring Agreement shall have the following meanings:

         a. "APS Transaction" means any APS Redemption, APS Election or APS Exchange.

         b. "APS Redemption" means any redemption of shares issued by an Investment Company which is requested over the telephone by means of information transmitted by an individual caller though use of a telephone keypad.

         c. "APS Election" means any election concerning dividend options available to fund shareholders which is made over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

         d. "APS Exchange" means any exchange of shares in a registered account of one fund into shares in identically registered account of another fund in the same complex pursuant to exchange privileges of the two funds, which exchange is requested over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

e. "APS Designated Procedures" means all of the following procedures:

(1) Election in Application: No APS Transaction shall be executed unless the shareholder or unit holder to whose account such an APS Transaction relates has previously elected by official designation to permit such APS Redemptions;

(2) Logging: All APS Transaction requests shall be logged or otherwise recorded, so as to preserve all of the information transmitted by an individual caller through use of a telephone keypad in the course of such a request, and the records shall be retained for at least six (6) months.

(a). Information contained in the records shall be capable of being retrieved through the following methods:

Procedures normally used by the Insured

(b). Information contained in the records shall be capable of being retrieved and produced within a reasonable time after retrieval of specific information is requested, at a success area of no less than 85 percent.

(3) Identity Test: The identity of the caller in any request for an APS Transaction shall be tested before execution of APS Transaction by requiring the entry by the caller of a confidential personal identification number ("PIN").

(a) Limited attempts to enter PIN: If the caller fails to enter a correct PIN within three attempts, the caller must not be allowed additional attempts during the same (telephone call/twenty-four-hour day) to enter the PIN

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

(4) Written Confirmation: A written confirmation of any APS Transaction shall be mailed to the shareholder(s) to whose account such APS Transaction relates, at the original record address, by the end of the Insured's next regular processing cycle, but in no event later than five (5) business days following such APS Transaction.

(5) Access to APS Equipment: Access to the equipment which permits the entity receiving the APS Transaction request to process and effect the transaction shall be limited in the following manner:

Procedures normally used by the Insured

2. Exclusions: It is further understood and agreed that this extension shall not cover:

a. any loss covered under Insuring Agreement (A), FIDELITY, of this bond:

b. any loss resulting from:

(1) the redemption of shares, where the proceeds of such redemption are made payable to other than

(i) the shareholder of record; or

(ii) a person officially designated to receive redemption proceeds; or

(iii) a bank account officially designated to receive redemption proceeds, or

(2) the redemption of shares, where the proceeds of such redemption are paid by check mailed to an address, unless such address has either been

(i) designated by voice over the telephone or in writing without a signature guarantee, in either case at least thirty (30) days prior to such redemption; or

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

(ii) officially designated; or

(iii) verify by any other procedures which may be normally used by the Insured; or

(3) the redemption of shares, where the proceeds of such redemption are paid by wire transfer other than to the shareholder's officially designated bank account; or

(4) The intentional failure to adhere to one or more APS Designated Procedures.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *8*

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

SERVICE OF SUIT CLAUSE DELETED

In consideration of the premium charged, it is hereby understood and agreed that Clause 18. SERVICE OF SUIT is deleted in its entirety.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *9*

This endorsement, effective *12:01 AM* *July 1, 2015* forms a part of
policy number *01-421-08-60*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

FORMS INDEX ENDORSEMENT

The contents of the Policy is comprised of the following forms:

FORM NUMBER	EDITION DATE	FORM TITLE
MNSCPT		FMR FUNDS CONCENTRIC CUSTOM BOND DEC PAGE
MNSCPT		FMR FUNDS CONCENTRIC CUSTOM BOND GUTS
89644	06/13	ECONOMIC SANCTIONS ENDORSEMENT
MNSCPT		COMPUTER VIRUS RIDER
SYSLIB		TIE-IN OF LIMITS ENDORSEMENTS - ABSOLUTE
MNSCPT		FACSIMILE SIGNATURE
99758	08/08	NOTICE OF CLAIM (REPORTING BY E-MAIL)
MNSCPT		AMEND INSURING AGREEMENT
MNSCPT		AUTOMATED PHONE SYSTEM
MNSCPT		SERVICE OF SUIT CLAUSE DELETED
78859	10/01	FORMS INDEX ENDORSEMENT

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

END 009

AIG

CLAIM REPORTING FORM

Issuing Company: National Union Fire Insurance Company of Pittsburgh. Pa.

Reported under Policy/Bond Number: 01-421-08-60 Date: ______________

Type of Coverage: D&O _____ E&O _____ Fidelity _____ (complete the Fidelity Supplemental on the next page)

Insured's Name, as given on Policy Declarations (Face Page):

ALL FIDELITY FUNDS

Contact Person: ______________

Title: ______________

Phone: (______) ______ - ______ Ext ______

eMail: ______________ @ ______________

Case or Claimant Name: ______________

If the party involved is different from "Insured" Name (as given on Policy Declarations) state relationship:

____

Insurance Broker/Agent: WILLIS OF MASSACHUSETTS, INC.

Address: THREE COPLEY PLACE, SUITE 300

Address: BOSTON, MA 02116-6501

Contact: DAVID GOLDSTEIN Phone: ______________

eMail: david.goldstein@willis.com

Send Notice of Claims to:

AIG
Financial Lines Claims
P.O. Box 25947
Shawnee Mission, KS 66225

Phone: (888) 602-5246
Fax: (866) 227-1750
Email: c-Claim@AIG.com

AIG

CLAIM REPORTING FORM
FIDELITY SUPPLEMENTAL

(Only complete this supplemental if the Claim is being reported under Fidelity Coverage)

Issuing Company: *National Union Fire Insurance Company of Pittsburgh, Pa.*

Reported under Policy/Bond Number: *01-421-08-60*

Date of Discovery: ______________ Estimated Amount of loss: ______________

Cause of Loss:				
	Employee Dishonesty	______	Computer Fraud	______
	Funds Transfer	______	Robbery/Burglary	______
	ID Theft	______	Forgery	______
	Client Property	______	In Transit	______
	ERISA	______	Credit Card Forgery	______
	Other	______	if Other, describe: ______________	

Send Notice Of Claims To:

AIG
Financial Lines Claims
P.O. Box 25947
Shawnee Mission, KS 66225

Phone: (888) 602-5246
Fax: (866) 227-1750
Email: c-Claim@AIG.com

centralized Customer Link and Information Management